As filed with the Securities and Exchange Commission on August 6, 2001
                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------

                                 XL CAPITAL LTD
             (Exact name of registrant as specified in its charter)


        Cayman Islands                                   98-0191089
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)


                                    XL House
                               One Bermudiana Road
                                  Hamilton HM11
                                     Bermuda
                                 (441) 292-8515

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                             Paul S. Giordano, Esq.
                            Executive Vice President,
                          General Counsel and Secretary
                                 XL Capital Ltd
                            c/o CT Corporation System
                                  1633 Broadway
                            New York, New York 10019
                                 (212) 246-5070

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               -------------------

                                    Copy to:

                               Immanuel Kohn, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                             New York, NY 10005-1702
                               -------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                            Proposed Maximum
Title of Securities to    Amount to be       Offering Price           Proposed Maximum              Amount of
     be Registered       Registered (1)    Per Debenture (2)      Aggregate Offering Price     Registration Fee (3)
                                                                            (2)
-------------------------------------------------------------------------------------------------------------------
      Zero-Coupon
Convertible Debentures
   due May 23, 2021      $1,010,834,000         59.662%                 $603,083,782                 $150,771
-------------------------------------------------------------------------------------------------------------------
Class A Ordinary Shares,
    par value $.01
    per share (4)           (5)                    --                        --                         (6)

===================================================================================================================

(1) The Debentures were issued at an original price of $593.57 per $1,000 principal amount at maturity, which represents an aggregate initial issue price of $600,000,738 and an initial aggregate principal amount at maturity of $1,010,834,000.

(2) This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of determining the registration fee. The above calculation is based on the average bid and ask prices for the registrant's Debentures in secondary market transactions executed by the Initial Purchaser of the Debentures on August 1, 2001, as reported to the registrant by the Initial Purchaser.

(3) The registrant filed a registration statement on Form S-3 (No. 333-62257) on August 26, 1998 covering 3,000,000 Ordinary Shares, of which 1,389,786 Ordinary Shares have not been issued by the registrant under such prior registration statement and for which the registrant previously paid a filing fee of $29,956. Pursuant to Rule 457(p) under the Securities Act, the registrant has offset the $150,771 registration fee due herewith with that portion of the fee paid on August 26, 1998 covering the aforementioned unissued shares. A registration fee in the amount of $120,815 is submitted herewith ($150,771-$29,956=$120,815).

(4) Includes an equal number of Ordinary Share Purchase Rights (the "Rights"). The Rights are issued with the Ordinary Shares for no additional consideration, and therefore no registration fee is required.

(5) There is being registered hereunder an indeterminate number of Ordinary Shares issuable upon conversion of the Debentures. Initially the number of Ordinary Shares issuable upon conversion of the Debentures is 6,011,127. The Debentures are convertible into Ordinary Shares at the rate of 5.9467 Ordinary Shares for each $1,000 principal amount at maturity of the Debentures, subject to adjustment under certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of Ordinary Shares registered hereby shall include an indeterminate number of Ordinary Shares that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of Ordinary Shares issuable as provided in the indenture governing the Debentures.

(6) Pursuant to Rule 457(i), there is no additional filing fee required with respect to the Ordinary Shares issuable upon conversion of the Debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                   SUBJECT TO COMPLETION, DATED AUGUST 6, 2001

PROSPECTUS

                                 $1,010,834,000

                                 XL Capital Ltd

                 Zero-Coupon Convertible Debentures Due May 23,
            2021 and Class A Ordinary Shares issuable upon conversion
                                of the Debentures

                                 ---------------

     We issued the debentures (which we refer to in this prospectus as the "Debentures") in a private placement in May 2001 at an issue price of $593.57 per Debenture (59.357% of the principal amount at maturity) and a principal amount at maturity of $1,000 per Debenture, subject to an upward adjustment in certain circumstances. Selling securityholders will use this prospectus to resell their Debentures and the Class A Ordinary Shares (which we refer to in this prospectus as the "Ordinary Shares") issuable upon conversion of their Debentures.

     The Debentures are unsecured and unsubordinated obligations of XL Capital Ltd, a Cayman Islands exempted limited company. The Debentures rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. The Debentures are convertible into our Ordinary Shares, as described below. We will not pay cash interest on the Debentures unless an interest adjustment becomes payable. The issue price represents an initial accretion rate of 2.625% per annum unless an upward interest adjustment becomes payable.

     On or after May 23, 2004, we may redeem for cash all or a portion of the Debentures, upon notice to the holders, at a redemption price equal to the Accreted Value (as defined in this prospectus) plus accrued and unpaid cash interest, if any, up to the redemption date. On May 23, 2002, May 23, 2004, May 23, 2006, May 23, 2008, May 23, 2011 and May 23, 2016, each of which is a repurchase date, holders may require us to repurchase the Debentures. The repurchase price will be the Accreted Value plus accrued and unpaid cash interest, if any, of the Debentures. We may choose to pay the repurchase price in cash or Ordinary Shares or any combination of cash and Ordinary Shares. In addition, upon a Change in Control (as defined in this prospectus), holders may require us to repurchase all or a portion of their Debentures at a repurchase price equal to the Accreted Value plus accrued and unpaid cash interest, if any. The Debentures will mature on May 23, 2021 unless earlier redeemed or repurchased. At maturity, we will pay the Accreted Value plus accrued and unpaid cash interest, if any, of the Debentures in cash.

     Holders may convert their Debentures into 5.9467 Ordinary Shares per Debenture under any of the following circumstances:

     o during any conversion period (as defined in this prospectus) if the closing sale price of our Ordinary Shares for at least 20 trading days in the 30 consecutive trading days ending on the first day of such conversion period is more than 110% of the Accreted Conversion Price (as defined below) per Ordinary Share on the first day of the conversion period;

     o during the five business day period beginning 10 business days following any 10 consecutive trading-day period in which the average of the trading prices (as defined in this prospectus) for a Debenture was less than 95% of the average closing sale prices of our Ordinary Shares multiplied by the number of Ordinary Shares into which such Debenture is convertible for that period;

     o    if the Debentures have been called for redemption;

     o during such period, if any, that the credit rating assigned to the Debentures by Standard & Poor's Ratings Services is below a specified level, or if such rating agency (or its successor) is not rating the Debentures; and

     o upon the occurrence and continuance of specified corporate transactions.

     This is equivalent to an initial conversion price of $99.81 per Ordinary Share based on the issue price of the Debentures. The conversion rate may be adjusted as described in this prospectus.

     Our Ordinary Shares are listed on the New York Stock Exchange under the symbol "XL." On August 1, 2001, the closing price of our Ordinary Shares as reported on the New York Stock Exchange was $76.30 per share.

     If the average of the sale prices of our Ordinary Shares is less than or equal to 60% of the Accreted Conversion Price (as defined in this prospectus) of the Debentures for any 20 out of the last 30 trading days ending five days prior to any repurchase date, then the yield-to-maturity on the Debentures will be subject to an upward interest adjustment to the applicable Reset Rate (as defined in this prospectus) for the subsequent six-month period. The upward interest adjustment will result in the interest rate on the Debentures being equivalent to the per annum Reset Rate (as defined in this prospectus) during any period in which such adjustment is in effect.

     If an upward interest adjustment is then in effect and the average of the sale prices of our Ordinary Shares is less than or equal to 60% of the Accreted Conversion Price of the Debentures for 20 out of the last 30 trading days of such semi-annual period ending on the fifth day preceding November 23 and May 23, as applicable, then the applicable Reset Rate in effect shall remain in effect for the next succeeding six-month period.

     If the Reset Rate is then in effect and the average of the sale prices of our Ordinary Shares is greater than 60% of the Accreted Conversion Price of the Debentures for 20 out of the last 30 trading days of any semi-annual period ending on the fifth day preceding November 23 or May 23, as applicable, occurring before the next repurchase date, then the interest rate on the Debentures will revert to 2.625% per annum for the subsequent six-month period, and no upward interest adjustment will apply to any subsequent semi-annual period ending on or prior to the next succeeding repurchase date.

     The "Accreted Conversion Price" as of any day will equal the Accreted Value of a Debenture divided by the number of Ordinary Shares issuable upon conversion of such Debenture on that day. "Accreted Value" means, as of any date, the sum of the issue price of the Debentures and the accrued and unpaid interest as of such date (excluding any accrued and unpaid interest payable as cash interest). If an upward interest adjustment is in effect for a particular semi-annual period, we will pay a portion of the interest adjustment as cash interest at a rate of 0.25% per annum (0.125% per semi-annual period) of the Accreted Value, and the remaining interest will be accrued and payable at maturity. As a result, and as and to the extent set forth above and described herein, following any upward interest adjustment, the Debentures will accrete interest in an amount equal to the effective yield-to-maturity that results from the upward interest adjustment on the Debentures.

     We will not pay cash interest on the Debentures unless an upward interest adjustment occurs.

     See "Risk Factors" beginning on page 14 of this prospectus to read about important factors you should consider before buying the Debentures or our Ordinary Shares.

                                 ---------------

     We will not receive any of the proceeds from the sale of the Debentures or the Ordinary Shares by any of the selling securityholders. The Debentures and the Ordinary Shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Ordinary Shares may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See "Plan of Distribution." The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commissions paid to broker-dealers and, if broker-dealers purchase any Debentures or Ordinary Shares as principals, any profits received by such broker-dealers on the resale of the Debentures or Ordinary Shares may be deemed to be underwriting discounts or commissions under the Securities Act.

                                 ---------------

                     The date of this prospectus is , 2001.

                                ---------------

                                TABLE OF CONTENTS

                                   Prospectus

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS...................6
AVAILABLE INFORMATION........................................................7
INCORPORATION OF DOCUMENTS BY REFERENCE......................................7
SUMMARY......................................................................8
RISK FACTORS................................................................14
USE OF PROCEEDS.............................................................14
RATIOS OF EARNINGS TO FIXED CHARGES.........................................14
PRICE RANGE OF ORDINARY SHARES AND DIVIDENDS................................15
DESCRIPTION OF DEBENTURES...................................................16
DESCRIPTION OF ORDINARY SHARES..............................................37
CERTAIN CAYMAN ISLANDS AND UNITED STATES FEDERAL INCOME TAX CONSEQUENCES....40
SELLING SECURITYHOLDERS.....................................................46
PLAN OF DISTRIBUTION........................................................51
ENFORCEMENT OF CIVIL LIABILITIES............................................53
LEGAL MATTERS...............................................................53
EXPERTS.....................................................................53

     THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ABOUT THIS PROSPECTUS

     This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC using a "shelf" registration process. Under this shelf process, any selling securityholder may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $1,010,834,000. This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time the selling securityholders sell securities, we or the selling securityholders will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Available Information."

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 ("PSLRA") provides a "safe harbor" for forward-looking statements. This prospectus, our most recent annual report on Form 10-K, our Annual Report to Stockholders, any of our proxy statements, Forms 10-K, Forms 10-Q or Forms 8-K or any other of our written or oral statements made by or on behalf of us may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to XL Capital and the insurance and reinsurance sectors in general (both as to underwriting and investment matters). Statements which include the words "expect", "intend", "plan", "believe", "project", "anticipate", "will", and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise.

     All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

     o ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions;

     o increased competition on the basis of pricing, capacity, coverage terms or other factors;

     o greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

     o developments in the world's financial and capital markets which adversely affect the performance of our investments;

     o changes in regulation or tax laws applicable to us, our subsidiaries, brokers or customers;

     o acceptance of our products and services, including new products and services;

     o    changes in the availability, cost or quality of reinsurance;

     o changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

     o    loss of key personnel;

     o the effects of mergers, acquisitions and divestitures, including, without limitation, the Winterthur International acquisition;

     o    changes in rating agency policies or practices;

     o    changes in accounting policies or practices; and

     o changes in general economic conditions, including inflation, foreign currency exchange rates and other factors.

     The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference herein or elsewhere.

We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website that contains reports, proxy and information statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The website address is http://www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that XL Capital files after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. The information that XL Capital files after the date of this prospectus with the SEC will automatically update and supersede this information. XL Capital incorporates by reference into this prospectus the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     o Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 29, 2001;

     o Quarterly Report on Form 10-Q for the period ended March 31, 2001, filed on May 15, 2001;

     o    Current Report on Form 8-K filed on February 23, 2001;

     o    Current Reports on Form 8-K filed on May 18, 2001;

     o    Current Report on Form 8-K filed on July 27, 2001; and

     o    Proxy Statement dated April 6, 2001, filed on April 6, 2001.

     Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

     You may request a copy of any of the documents which are incorporated by reference in this prospectus, other than exhibits which are not specifically incorporated by reference into such documents, and our Articles of Association and Memorandum of Association, at no cost, by writing or telephoning us at the following:

                  Investor Relations
                  XL Capital Ltd
                  XL House
                  One Bermudiana Road

                  Hamilton, Bermuda HM11
                  Telephone: (441) 292-8515


     UNTIL __________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                     SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Prospective investors should consider carefully the information set forth in this prospectus under the heading "Risk Factors" beginning on page 14 and the documents incorporated in this prospectus by reference. All selling securityholders must deliver a prospectus at or prior to the time of any sale of the Debentures or the Ordinary Shares issuable upon conversion of the Debentures. In this prospectus, unless the context requires otherwise, "XL Capital," "we," "us," and "our" refer to XL Capital Ltd and its subsidiaries.

                                   XL CAPITAL

     We are a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.

     We were incorporated with limited liability under the Cayman Islands Companies Law on March 16, 1998, as EXEL Merger Company Ltd. We were formed as a result of the merger of EXEL Merger Company Ltd, EXEL Limited and Mid Ocean Limited on August 7, 1998, and were renamed EXEL Limited on that date. This merger was accounted for as a purchase business combination. EXEL and Mid Ocean were companies that were incorporated in the Cayman Islands in 1986 and 1992, respectively. At a special general meeting held on February 1, 1999, the shareholders of EXEL Limited approved a resolution changing the name of EXEL Limited to XL Capital Ltd.

     On June 18, 1999, we merged with NAC Re Corp., a Delaware corporation that was organized in 1985, in a stock merger. The NAC merger was accounted for as a pooling of interests under U.S. generally accepted accounting principles. Accordingly, all prior period information contained in this prospectus includes the results of NAC as though it had always been a part of XL Capital. Following the merger, we changed our fiscal year end from November 30 to December 31 as a conforming pooling adjustment. On July 24, 2001, we announced that we had completed the acquisition of the Winterthur International insurance operations from Winterthur Swiss Insurance Company, an indirect subsidiary of the Credit Suisse Group.

     We are incorporated in the Cayman Islands. Our principal executive offices are located at XL House, One Bermudiana Road, Hamilton, Bermuda HM11. Our telephone number is (441) 292-8515. Our website is www.xlcapital.com. The information contained on our website is not incorporated by reference into this prospectus.

                                  THE OFFERING

Debentures.........................            $1,010,834,000 aggregate
                                               principal amount at maturity of
                                               Zero-Coupon Convertible
                                               Debentures Due May 23, 2021,
                                               subject to an upward adjustment
                                               in the event there is an upward
                                               interest adjustment.

Issue Price........................            Each Debenture was issued at a
                                               price of $593.57 per Debenture
                                               and an initial principal amount
                                               at maturity of $1,000 per
                                               Debenture, subject to an upward
                                               adjustment in the event there is
                                               an upward interest adjustment.

Maturity...........................            May 23, 2021.

Ranking............................            The Debentures are unsecured and
                                               unsubordinated obligations of XL
                                               Capital and rank equal in right
                                               of payment with all of our other
                                               unsecured and unsubordinated
                                               indebtedness.

Interest Adjustment................            If the average of the sale prices
                                               of our Ordinary Shares is less
                                               than or equal to 60% of the
                                               Accreted Conversion Price of the
                                               Debentures for any 20 out of the
                                               last 30 trading days ending five
                                               days prior to any repurchase
                                               date, then the yield-to-maturity
                                               on the Debentures will be subject
                                               to an upward interest adjustment
                                               to the applicable Reset Rate for
                                               the subsequent six-month period.
                                               If an upward interest adjustment
                                               is in effect and the average of
                                               the sale prices of our Ordinary
                                               Shares is less than or equal to
                                               60% of the Accreted Conversion
                                               Price of the Debentures for 20
                                               out of the last 30 trading days
                                               of such semi-annual period ending
                                               on the fifth day preceding
                                               November 23 and May 23, as
                                               applicable, then the applicable
                                               Reset Rate in effect shall remain
                                               in effect for the next succeeding
                                               six-month period. If an upward
                                               interest adjustment is then in
                                               effect and the average of the
                                               sale prices of our Ordinary
                                               Shares is greater than 60% of the
                                               Accreted Conversion Price of the
                                               Debentures for 20 out of the last
                                               30 trading days of any
                                               semi-annual period ending on the
                                               fifth day preceding November 23
                                               and May 23, as applicable, then
                                               the interest rate on the
                                               Debentures will revert to 2.625%
                                               per annum for the subsequent
                                               six-month period, and no upward
                                               interest adjustment will apply to
                                               any subsequent semi-annual period
                                               ending on or prior to the next
                                               succeeding repurchase date.

                                               The "applicable Reset Rate" for
                                               any such six-month period in
                                               which there is an upward interest
                                               adjustment will be equal to the
                                               rate (the "Reference Fixed Rate")
                                               that would, in the judgment of
                                               the Reset Rate Agent (as defined
                                               in this prospectus) and one other
                                               independent investment bank,
                                               result in a trading price of par
                                               with a hypothetical issue of
                                               senior, non-convertible, fixed
                                               rate debt securities of XL
                                               Capital with (i) a final maturity
                                               equal to the term from the
                                               current repurchase date with
                                               respect to which the applicable
                                               Reset Rate is determined until
                                               the next repurchase date; (ii) an
                                               aggregate principal amount equal
                                               to the then Accreted Value of the
                                               Debentures; and (iii) provisions
                                               that are, insofar as would be
                                               practicable for an issue of
                                               senior, non-convertible,
                                               fixed-rate debt securities,
                                               substantially identical to those
                                               of the Debentures. In no case,
                                               however, will the applicable
                                               Reset Rate ever be greater than
                                               10% without our prior written
                                               consent. Also, if the Reset Rate
                                               Agent determines in its sole
                                               judgment that there is no
                                               suitable Reference Fixed Rate,
                                               the applicable rate of accretion
                                               for that period will be the
                                               applicable rate of accretion then
                                               in effect, such rate of accretion
                                               to remain in effect until the
                                               Reset Rate Agent determines that
                                               there is a suitable Reference
                                               Fixed Rate at which time the
                                               Reset Rate Agent shall determine
                                               a new applicable Reset Rate for
                                               the period ending on the next
                                               Reset Rate determination date.
                                               The applicable Reset Rate for a
                                               Debenture that is subject to an
                                               upward interest adjustment shall
                                               be determined as to any period
                                               for which such adjustment is
                                               applicable until a new applicable
                                               Reset Rate is in effect or until
                                               the original accretion rate is
                                               again in effect. If an upward
                                               interest adjustment is in effect
                                               for a particular semi-annual
                                               period, we will pay a portion of
                                               the interest adjustment as cash
                                               interest at a annualized rate of
                                               0.25% per annum (0.125% per
                                               semi-annual period) of the
                                               Accreted Value and the remaining
                                               interest will be accrued and
                                               payable at maturity. As a result,
                                               during any semi-annual period in
                                               which an upward interest
                                               adjustment is in effect, the
                                               Debentures will accrete interest
                                               at a rate equal to the applicable
                                               Reset Rate less 0.25%.

Cash Interest Payment..............            We will not pay cash interest on
                                               the Debentures prior to maturity
                                               unless an upward interest
                                               adjustment is in effect. If an
                                               upward interest adjustment is in
                                               effect for a particular
                                               semi-annual period, we will pay a
                                               portion of the interest
                                               adjustment as cash interest at
                                               the rate of 0.25% per annum
                                               (0.125% for each semi-annual
                                               period) of the Accreted Value at
                                               the beginning of the applicable
                                               semi- annual period. Cash
                                               interest, if any, will be paid
                                               semi- annually on each November
                                               23 or May 23 to the holders of
                                               record of the Debentures as of
                                               the record date.

Conversion Rights..................            Holders may convert their De-
                                               bentures prior to stated
                                               maturity: (i) during any
                                               conversion period if the closing
                                               sale price of our Ordinary Shares
                                               for a period of at least 20
                                               trading days in the period of 30
                                               consecutive trading days ending
                                               on the first day of such
                                               conversion period is more than
                                               110% of the Accreted Conversion
                                               Price per Ordinary Share on the
                                               first day of the conversion
                                               period, then the Debentures are
                                               convertible at the applicable
                                               conversion rate, subject to
                                               adjustment under certain
                                               circumstances. A conversion
                                               period will be the period from
                                               and including the thirtieth
                                               trading day in a fiscal quarter
                                               to but not including the
                                               thirtieth trading day in the
                                               immediately following fiscal
                                               quarter;

                                               (ii) during the five business-day
                                               period beginning 10 business days
                                               following any 10 consecutive
                                               trading-day period in which the
                                               average of the trading prices (as
                                               defined in this prospectus) for a
                                               Debenture was less than 95% of
                                               the average closing sale prices
                                               of our Ordinary Shares multiplied
                                               by the number of shares into
                                               which such Debenture is
                                               convertible for that period, then
                                               the Debentures are convertible
                                               into Ordinary Shares at the
                                               applicable conversion rate;
                                               provided, however, if at
                                               conversion, the closing price of
                                               the Ordinary Shares is greater
                                               than 100% of the Accreted
                                               Conversion Price but less than or
                                               equal to 110% of the Accreted
                                               Conversion Price, then the
                                               holders will receive, in lieu of
                                               Ordi-
                                               nary Shares based on the
                                               applicable conversion rate, cash
                                               or Ordinary Shares, or a
                                               combination of both cash and
                                               Ordinary Shares, with a value
                                               equal to the then Accreted Value
                                               of the Debentures;

                                               (iii) if the Debentures have been
                                               called for redemption, then such
                                               Debentures are convertible at the
                                               applicable conversion rate,
                                               subject to adjustment under
                                               certain circumstances;

                                               (iv) during such period, if any,
                                               that the credit rating assigned
                                               to the Debentures by Standard &
                                               Poor's Ratings Services, a
                                               division of McGraw Hill
                                               Companies, Inc., is below a
                                               specified level, or if such
                                               rating agency is not rating the
                                               Debentures, then the Debentures
                                               are convertible at the applicable
                                               conversion rate, subject to
                                               adjustment under certain
                                               circumstances; and

                                               (v) upon the occurrence of
                                               specified corporate transactions
                                               described under "Description of
                                               Debentures -- Conversion Rights,"
                                               then the Debentures are
                                               convertible at the applicable
                                               conversion rate, subject to
                                               adjustment under certain
                                               circumstances.

                                               For each Debenture surrendered
                                               for conversion, a holder will
                                               receive 5.9467 Ordinary Shares.
                                               This is equivalent to an initial
                                               conversion price of $99.81 per
                                               Ordinary Share based on the issue
                                               price of the Debentures. The
                                               conversion rate may be adjusted
                                               under certain circumstances, but
                                               will not be adjusted for accrued
                                               interest. Upon conversion,
                                               holders will not receive any cash
                                               payment representing accrued
                                               interest. Instead, accrued
                                               interest will be deemed paid by
                                               the Ordinary Shares received by
                                               holders on conversion. Debentures
                                               called for redemption may be
                                               surrendered for conversion until
                                               the close of business one
                                               business day prior to the
                                               redemption date.

Redemption of the Debentures at
    Our Option.....................            On or after May 23, 2004, we may
                                               redeem for cash all or part of
                                               the Debentures at any time, upon
                                               not less than 15 nor more than 60
                                               days' notice by mail to holders
                                               of the Debentures, for a price
                                               equal to the Accreted Value plus
                                               accrued and unpaid cash interest,
                                               if any, on such redemption date.

Purchase of Debentures at Your Option...       You have the right to require us
                                               to repurchase the Debentures on
                                               May 23, 2002, May 23, 2004, May
                                               23, 2006, May 23, 2008, May 23,
                                               2011 and May 23, 2016, each a
                                               repurchase date. In each case,
                                               the repurchase price payable will
                                               be equal to the Accreted Value
                                               plus accrued and unpaid cash
                                               interest, if any, on such
                                               repurchase date. We may choose to
                                               pay the repurchase price in cash
                                               or Ordinary Shares or a
                                               combination of cash and Ordinary
                                               Shares. If we elect to pay the
                                               repurchase price in Ordinary
                                               Shares or a combination of cash
                                               and Ordinary Shares, we must
                                               notify holders not less than 20
                                               days prior to the repurchase
                                               date. The Ordinary Shares will be
                                               valued at 100% of the average
                                               closing sales price for five
                                               trading days ending on the third
                                               day prior to the repurchase date.

Change in Control..................            If we undergo a Change in Control
                                               (as defined in this prospectus),
                                               you will have the option to
                                               require us to repurchase all of
                                               your Debentures not previously
                                               called for redemption or any
                                               portion thereof for cash or, at
                                               our option, Ordinary Shares
                                               (which are valued at 95% of the
                                               average closing sales prices of
                                               our Ordinary Shares for the five
                                               trading days immediately
                                               preceding the third trading day
                                               prior to the repurchase date). We
                                               will pay a repurchase price equal
                                               to the Accreted Value plus
                                               accrued and unpaid cash interest,
                                               if any, on the repurchase date.

Events of Default..................            If there is an event of default
                                               on the Debentures, an amount
                                               equal to the Accreted Value plus
                                               accrued and unpaid cash interest,
                                               if any, may be declared
                                               immediately due and payable.
                                               These amounts automatically
                                               become due and payable in some
                                               circumstances. The following are
                                               events of default with respect to
                                               the Debentures (in the bullet
                                               points below references to "our"
                                               means XL Capital Ltd and not any
                                               of its subsidiaries):

                                               o our failure for 30 days to pay
                                               when due any cash interest on the
                                               Debentures (after any upward
                                               interest adjustment);

                                               o our failure to pay principal of
                                               the Debentures and accrued
                                               interest (including any interest
                                               payable pursuant to an upward
                                               interest adjustment) at maturity,
                                               upon redemption, repurchase or
                                               following a Change in Control,
                                               when the same becomes due and
                                               payable;

                                               o our default under any of our
                                               other instruments of indebtedness
                                               with an outstanding principal
                                               amount of $100,000,000 or more,
                                               individually or in the aggregate,
                                               which has caused the holders of
                                               such indebtedness to declare such
                                               indebtedness due and payable
                                               prior to its stated maturity;

                                               o our default in the payment of
                                               principal or premium under any of
                                               our other instruments of
                                               indebtedness, which default is in
                                               an aggregate principal amount
                                               exceeding $100,000,000 and
                                               continues unremedied or unwaived
                                               for more than 30 business days;

                                               o our failure to comply with any
                                               of our covenants or agreements in
                                               the Debentures or the Indenture
                                               for 60 days after written notice
                                               by the Trustee or by the holders
                                               of at least 25% in aggregate
                                               principal amount of all
                                               outstanding Debentures affected
                                               by that failure; and

                                               o some events involving
                                               bankruptcy, insolvency or
                                               reorganization of XL Capital.

Tax.............................               Each holder has agreed in the
                                               Indenture, for United States
                                               federal income tax purposes, to
                                               treat the Debentures as
                                               "contingent payment debt
                                               instruments" and to be bound by
                                               our application of the Treasury
                                               regulations that govern
                                               contingent payment debt
                                               instruments, including our
                                               determi-
                                               nation that the rate at
                                               which interest will be deemed to
                                               accrue for United States federal
                                               income tax purposes will be
                                               7.64%, which is the rate
                                               comparable to the rate at which
                                               we would borrow on a
                                               noncontingent, nonconvertible
                                               borrowing. Based on the
                                               agreement, (i) each holder is
                                               required to accrue interest on a
                                               constant yield to maturity basis
                                               at that rate, with the result
                                               that a holder will recognize
                                               taxable income significantly in
                                               excess of cash received while the
                                               Debentures are outstanding and
                                               (ii) a holder will recognize
                                               ordinary income upon a conversion
                                               of a Debenture into Ordinary
                                               Shares equal to the excess, if
                                               any, between the value of the
                                               stock received on the conversion
                                               and the sum of the original
                                               purchase price of the Holder's
                                               Debenture and accrued but unpaid
                                               interest. The proper application
                                               of the regulations that govern
                                               contingent payment debt
                                               instruments to a holder of a
                                               Debenture is uncertain in a
                                               number of respects, and if our
                                               treatment were successfully
                                               challenged by the Internal
                                               Revenue Service, it might be
                                               determined that, among other
                                               differences, a holder should have
                                               accrued interest income at a
                                               lower rate, should not have
                                               recognized income or gain upon
                                               the conversion, and should not
                                               have recognized ordinary income
                                               upon a taxable disposition of its
                                               Debenture. EACH INVESTOR SHOULD
                                               CONSULT ITS TAX ADVISOR REGARDING
                                               THE FEDERAL, STATE, LOCAL AND
                                               FOREIGN TAX CONSEQUENCES OF AN
                                               INVESTMENT IN THE DEBENTURES AND
                                               WHETHER AN INVESTMENT IN THE
                                               DEBENTURES IS ADVISABLE IN LIGHT
                                               OF THE AGREED UPON TAX TREATMENT
                                               AND THE INVESTOR'S PARTICULAR TAX
                                               SITUATION.

Use of Proceeds....................            We will not receive any of the
                                               proceeds from the sale by any
                                               selling securityholder of the
                                               Debentures or the Ordinary Shares
                                               issuable upon conversion of the
                                               Debentures.

Book Entry Form....................            The Debentures have been issued
                                               in book-entry form and are
                                               represented by permanent global
                                               certificates deposited with a
                                               custodian for and registered in
                                               the name of a nominee of The
                                               Depository Trust Company,
                                               commonly known as DTC, in New
                                               York, New York. Beneficial
                                               interests in any of the
                                               Debentures are shown on, and
                                               transfers are effected only
                                               through, records maintained by
                                               DTC and its direct and indirect
                                               participants and any such
                                               interest may not be exchanged for
                                               certificated Debentures, except
                                               in limited circumstances.

Trading............................            The Debentures are not listed on
                                               any securities exchange or
                                               included in any automated
                                               quotation system. Our Ordinary
                                               Shares are traded on the New York
                                               Stock Exchange under the symbol
                                               "XL."

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to purchase any Debentures.

An active trading market for the Debentures may not develop

     We cannot assure you that an active trading market for the Debentures will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their Debentures or the price at which holders of the Debentures will be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our Ordinary Shares, our performance and other factors.

     The amount you must include in your income for United States federal income tax purposes will exceed the amount of cash interest you receive

     While the proper tax treatment of a holder of the Debentures is uncertain, we and each holder have agreed in the Indenture to treat the Debentures as "contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments. Pursuant to this agreement, a holder will be required to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing (7.64%). However, the proper application of the regulations that govern contingent payment debt instruments to a holder of a Debenture is uncertain in a number of respects, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of its Debenture. A holder will recognize taxable income significantly in excess of cash received while the Debentures are outstanding. In addition, under the Indenture, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the Debentures at a gain. See "Certain Cayman Islands and United States Federal Income Tax Consequences."

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale by any selling securityholder of the Debentures or the Ordinary Shares issuable upon conversion of the Debentures.

                       RATIOS OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                     Fiscal Year Ended December 31,
Three Months Ended             2000     1999      1998     1997      1996
                               ----     ----      ----     ----      ----
March 31, 2001
            21.6x             11.0x     10.5x    18.9x     25.3x    20.0x

     We have computed the ratio of earnings to fixed charges by dividing (i) income from continuing operations before income taxes and minority interest, plus fixed charges, less equity income in unconsolidated affiliates, capitalized interest and minority interest by (ii) fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs), capitalized interest, minority interest and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

                  PRICE RANGE OF ORDINARY SHARES AND DIVIDENDS

     Our Ordinary Shares are listed and traded on the New York Stock Exchange under the symbol "XL." The following table provides, for the calendar quarters indicated, the high and low closing sales prices per share on the New York Stock Exchange for the periods shown below as reported on the New York Stock Exchange Composite Tape and the quarterly cash dividends declared per Ordinary Share.


                                                                  Cash Dividends
         Period                    High              Low               Declared
         ------                    ----              ---         --------------
         1999:
         First Quarter..........  $75.188           $56.750            $0.44
         Second Quarter.........   66.500            56.750             0.44
         Third Quarter..........   57.688            42.188             0.44
         Fourth Quarter.........   58.063            44.938             0.44

         2000:
         First Quarter..........   55.375            39.563             0.45
         Second Quarter.........   61.000            45.750             0.45
         Third Quarter..........   78.188            54.938             0.45
         Fourth Quarter.........   88.563            69.375             0.45

         2001:
         First Quarter..........   88.50             67.25              0.46
         Second Quarter.........   84.10             65.40              0.46

     The declaration and payment of future dividends by us will be at the discretion of our Board of Directors and will depend upon many factors, including our earnings, financial condition, business needs, capital and surplus requirements of our operating subsidiaries and regulatory restrictions.

                            DESCRIPTION OF DEBENTURES

     The Debentures were issued under an indenture (which we refer to in this prospectus as the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (which we refer to in this prospectus as the "Trustee").

     In this section, references to "XL Capital," "we," "our" or "us" refer solely to XL Capital Ltd and not its subsidiaries.

General

     The Debentures:

     o    are unsecured and unsubordinated obligations of XL Capital;

     o are limited to an aggregate principal amount at maturity of $1,010,834,000, plus accrued interest pursuant to any interest adjustments;

     o    will mature on May 23, 2021; and

     o rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness.

     The Debentures were issued at a price to investors of $593.57 per Debenture. We will not pay cash interest on the Debentures unless an upward interest adjustment becomes payable. The maturity value of each Debenture may exceed $1,000 in the event an upward interest adjustment becomes payable on the Debentures. The issue price represents a yield to maturity of 2.625% per annum unless an upward interest adjustment occurs. The Debentures were issued only in denominations of $1,000 principal amount and multiples of $1,000 principal amount.

     You have the option to convert your Debentures into our Ordinary Shares at a conversion rate of 5.9467 Ordinary Shares per Debenture. This is equivalent to an initial conversion price of $99.81 per Ordinary Share based on the issue price of the Debentures. The conversion rate is subject to adjustment if certain events occur. Upon conversion, you will receive only Ordinary Shares. You will not receive any cash payment for interest adjustments, if any, to the conversion date.

     Each holder has agreed in the Indenture, for United States federal income tax purposes, to treat the Debentures as "contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 7.64%, which is the rate comparable to the rate at which we would borrow on a noncontingent, nonconvertible borrowing. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the Debentures are outstanding. In addition, a holder will recognize ordinary income upon a conversion of a Debenture into our Ordinary Shares equal to the excess, if any, between the value of the stock received on the conversion and the sum of the original purchase price of the holder's Debenture and accrued but unpaid interest. However, the proper application of the regulations that govern contingent payment debt instruments to a holder of a Debenture is uncertain in a number of respects, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of its Debenture.

     EACH INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX TREATMENT OF AN INVESTMENT IN THE DEBENTURES AND WHETHER AN INVESTMENT IN THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE INVESTOR'S PARTICULAR TAX SITUATION.

Interest Adjustment

     If the average of the sale prices of our Ordinary Shares is less than or equal to 60% of the Accreted Conversion Price of the Debentures for any 20 out of the last 30 trading days ending five days prior to any repurchase date, then the yield-to-maturity on the Debentures will be subject to an upward interest adjustment to the applicable Reset Rate for the subsequent six-month period. The upward interest adjustment will result in the interest rate on the Debentures being equivalent to the applicable Reset Rate. If an upward interest adjustment is in effect and the average of the sale prices of our Ordinary Shares is less than or equal to 60% of the Accreted Conversion Price of the Debentures for 20 out of the last 30 trading days of such semi-annual period ending on the fifth day preceding November 23 or May 23, as applicable, then the applicable Reset Rate in effect shall remain in effect for the next succeeding six-month period. If an upward interest adjustment is in effect and the average of the sale prices of our Ordinary Shares is greater than 60% of the Accreted Conversion Price of the Debentures for 20 out of the last 30 trading days of any semi-annual period ending on the fifth day preceding November 23 or May 23, as applicable, then the interest rate on the Debentures will revert to 2.625% per annum for the subsequent six-month period, and an upward interest adjustment will not apply to any subsequent semi-annual period ending on or prior to the next succeeding repurchase date.

     If an upward interest adjustment is in effect for a particular semi-annual period, we will pay a portion of the interest adjustment as cash interest at a rate of 0.25% per annum (0.125% per semi-annual period) of the Accreted Value and the remaining interest will be accrued and payable at maturity or earlier redemption. As a result, following any such upward interest adjustment, and for so long as such upward interest adjustment is in effect, the Debentures will accrete interest at a rate equal to the applicable Reset Rate less 0.25%.

     The "sale price" of our Ordinary Shares on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported on the New York Stock Exchange or, if our Ordinary Shares are not listed on the New York Stock Exchange, then as reported by the Nasdaq system.

     The "applicable Reset Rate" for any such six-month period, as determined by the Reset Rate Agent (as defined below), will be equal to the rate (the "Reference Fixed Rate") that would, in the sole judgment of the Reset Rate Agent, result in a trading price of par with a hypothetical issue of senior, non-convertible, fixed rate debt securities of XL Capital with:

     (i) a final maturity equal to the term from the current repurchase date on which the applicable Reset Rate is determined until the next repurchase date;

     (ii) an aggregate principal amount equal to the accreted issue price of the Debentures; and

     (iii) provisions that are, insofar as would be practicable for an issue of senior, non-convertible, fixed-rate debt securities, substantially identical to those of the Debentures.

     In no case, however, will the applicable Reset Rate ever be greater than 10% per annum without our prior written consent. Also, if the Reset Rate Agent determines in its sole judgment that there is no suitable Reference Fixed Rate, the applicable rate of accretion for that period will be the applicable rate of accretion then in effect.

     In the event of any upward interest adjustment, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

Reset Rate Agent; Determinations Conclusive

     Goldman, Sachs & Co. will act as the Reset Rate Agent. For the determination of the applicable Reset Rate, the Reset Rate Agent shall seek indicative reference rates from one other nationally recognized investment bank. The determination of any applicable Reset Rate shall be made by the Reset Rate Agent by averaging the indicative reference rates obtained by Goldman, Sachs & Co. and such other investment bank. The determination of any applicable Reset Rate by the Reset Rate Agent will be conclusive and binding upon us, the Reset Rate Agent, the Trustee and the holders of the Debentures, in the absence of manifest error.

     The Reset Rate Agent may be removed at any time with or without cause by us giving at least sixty (60) days' written notice to the Reset Rate Agent; provided that the Reset Rate Agent may not be removed by us without cause for a period of six months after the date of this prospectus. The Reset Rate Agent may resign at any time upon giving at least thirty (30) days' written notice to us. A successor Reset Rate Agent will be appointed by us.

Interest

     We will not pay cash interest on the Debentures unless there is an upward interest adjustment. Interest will be based on a 360-day year comprised of twelve 30-day months, and will be payable semi-annually on November 23 and May
23. Cash interest as a result of an upward interest adjustment will be paid at the rate of 0.25% per annum (0.125% per semi-annual period). Cash interest following an upward interest adjustment will be paid at a rate of 2.625% per annum on the Debentures during any period in which an upward interest adjustment is in effect. The record date for the payment of cash interest to holders will be November 8 and May 8 of each year. We will give notice to the holders of the Debentures, no later than 30 days prior to each record date, of the amount of cash interest to be paid as of the next interest payment date. We will pay interest on the Debentures by wire transfer of federal (same-day) funds or check mailed to the address of the registered holders of the Debentures as of the record date relating to each interest payment date.

     You should be aware that interest that accrues for the period you hold the Debentures must be included in your gross income for United States federal income tax purposes in accordance with the Treasury regulations that govern debt instruments providing for contingent payments. For more information, see "Risk Factors--The amount you must include in your income for United States federal income tax purposes will exceed the amount of cash interest you receive" and the discussion below in the section captioned "Certain Cayman Islands and United States Federal Income Tax Consequences."

Redemption Rights

     We must repay the Debentures at their stated maturity on May 23, 2021, unless earlier redeemed. The circumstances in which we may, or we are required to, redeem the Debentures prior to their stated maturity are described below.

     We will have the right to redeem the Debentures in whole or in part, at any time or from time to time, on or after May 23, 2004 upon 15 to 60 days' notice by mail, for a cash price equal to the Accreted Value plus accrued and unpaid cash interest, if any, up to the redemption date.

     The table below shows the redemption prices of the Debentures at May 23, 2004, at each following May 23 prior to maturity and at maturity on May 23, 2021, assuming that an upward interest adjustment does not occur. The prices reflect the Accreted Value calculated through each date. The redemption prices of a Debenture re-deemed between these dates would include an additional increase in the Accreted Value since the immediately preceding date in the table to the actual redemption date.

Redemption Date                Accrued Interest        Redemption Price
---------------                ----------------        ----------------

May 23, 2004..................       --                    $641.88
May 23, 2005..................       $16.96                $658.84
May 23, 2006..................       $17.40                $676.24
May 23, 2007..................       $17.87                $694.11
May 23, 2008..................       $18.34                $712.45
May 23, 2009..................       $18.83                $731.28
May 23, 2010..................       $19.32                $750.60
May 23, 2011..................       $19.83                $770.43
May 23, 2012..................       $20.36                $790.79
May 23, 2013..................       $20.90                $811.69
May 23, 2014..................       $21.44                $833.13
May 23, 2015..................       $22.02                $855.15
May 23, 2016..................       $22.59                $877.74
May 23, 2017..................       $23.20                $900.94
May 23, 2018..................       $23.80                $924.74
May 23, 2019..................       $24.44                $949.18
May 23, 2020..................       $25.08                $974.26
May 23, 2021..................       $25.74              $1,000.00

     If we decide to redeem fewer than all of the outstanding Debentures, the Trustee will select the Debentures to be redeemed by lot, on a pro rata basis or by another method the Trustee considers fair and appropriate.

     If the Trustee selects a portion of your Debenture for partial redemption and you convert a portion of the same Debenture, the converted portion will be deemed to be from the portion selected for redemption. Each Debenture will be redeemed in whole.

     In the event of any redemption in part, we will not be required to:

     o issue, register the transfer of or exchange any Debenture during a period beginning at the opening of business 15 days before any selection of Debentures for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Debentures to be so redeemed and

     o register the transfer of or exchange any Debenture so selected for redemption, in whole or in part, except the unredeemed portion of any Debenture being redeemed in part.

Conversion Rights

     Subject to the conditions described below, holders may convert their Debentures into our Ordinary Shares at a conversion ratio of 5.9467 Ordinary Shares per $1,000 principal amount at maturity of Debentures (equivalent to an initial conversion price of $99.81 per Ordinary Share). The conversion ratio and the equivalent conversion price in effect at any given time are referred to in this prospectus as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. If a Debenture has been called for redemption, holders will be entitled to convert such Debenture from the date of notice of the redemption until the close of business on the business day immediately preceding the date of redemption. A holder may convert fewer than all of such holder's Debentures so long as the Debentures converted are an integral multiple of $1,000 principal amount.

     Holders may surrender their Debentures for conversion into our Ordinary Shares prior to stated maturity:

     o during any conversion period (as defined below) if the closing sale price of our Ordinary Shares for at least 20 trading days in the 30 trading-day period ending on the first day of such conversion period is more than 110% of the Accreted Conversion Price per Ordinary Share on the first day of the conversion period; or

     o during the five business-day period following any 10 consecutive trading-day period in which the average of the trading prices (as defined below) for a Debenture was less than 95% of the average closing sales price of our Ordinary Shares multiplied by the number of shares into which such Debenture is convertible for that period, then the Debentures are convertible into Ordinary Shares at the conversion rate; provided, however, if at conversion, the closing price of the Ordinary Shares is greater than 100% of the Accreted Conversion Price but less than or equal to 110% of the Accreted Conversion Price, then the holders may receive, in lieu of Ordinary Shares based on the applicable conversion rate, cash or Ordinary Shares, or a combination of both cash and Ordinary Shares, with a value equal to the then Accreted Value of the Debentures on the conversion date (the "Accreted Value Conversion"); or

     o    if we have called such holders' Debentures for redemption; or

     o during such period, if any, that the credit rating assigned to the Debentures by Standard & Poor's is below a specified level, or if such rating agency is not rating the Debentures; or

     o upon the occurrence and continuance of specified corporate transactions.

Conversion Upon Satisfaction of Market Price Condition

     A holder may surrender any of its Debentures for conversion into our Ordinary Shares during any conversion period if the closing sale prices of our Ordinary Shares on the principal national securities exchange on which the Ordinary Shares are listed, for a period of at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period, is more than 110% of the Accreted Conversion Price per Ordinary Share on the first day of the conversion period. The Accreted Conversion Price per Ordinary Share as of any day will equal the Accreted Value of the Debentures divided by the number of Ordinary Shares issuable upon conversion of the Debentures on that day. A conversion period will be the period from and including the thirtieth trading day in a fiscal quarter to but not including the thirtieth trading day in the immediately following fiscal quarter.

     The conversion agent, which is State Street Bank and Trust Company, will, on our behalf, determine daily if the Debentures are convertible as a result of the market price of our Ordinary Shares and notify us and the Trustee.

Conversion Upon Satisfaction of Trading Price Condition

     A holder may surrender any of its Debentures for conversion into our Ordinary Shares during the five business-day period beginning 10 business days following any 10 consecutive trading-day period in which the average of the trading prices for a Debenture was less than 95% of the average closing sales price of our Ordinary Shares multiplied by the number of shares into which such Debenture is convertible for that period; provided, however, that if at conversion, the closing price of the Ordinary Shares is greater than 100% of the Accreted Conversion Price but less than or equal to 110% of the Accreted Conversion Price, then the holders will receive, in lieu of Ordi-nary Shares based on the applicable conversion rate, cash or Ordinary Shares, or a combination of both cash and Ordinary Shares, with a value equal to the then Accreted Value of the Debentures. If there is an Accreted Value Conversion, we may choose to pay the Accreted Value in cash or Ordinary Shares or a combination of cash and Ordinary Shares, in which event the Ordinary Shares will be valued at 100% of the average closing sales prices for the five trading days ending on the third day prior to the date of conversion. If we elect to pay all or a portion of the Accreted Value upon an Accreted Value Conversion in Ordinary Shares, we must notify holders not less than five business days prior to the beginning of the five day period in which holders can convert pursuant to an Accreted Value Conversion.

     The "trading price" of the Debentures on any date of determination means the average of the secondary market bid quotations per Debenture obtained by State Street Bank and Trust Company for $10,000,000 principal amount at maturity of the Debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by State Street Bank and Trust Company, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by State Street Bank and Trust Company, this one bid shall be used. If State Street Bank and Trust Company cannot reasonably obtain at least one bid for $10,000,000 principal amount at maturity of the Debentures from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Debentures, then the trading price of the Debentures will equal (a) the then-applicable conversion rate of the Debentures multiplied by (b) the closing price on the New York Stock Exchange of our Ordinary Shares on such determination date; provided that State Street Bank and Trust Company shall not determine the trading price of the Debentures unless requested by us; and provided, further, that we shall have no obligation to make such request unless a holder of Debentures provides us with reasonable evidence that the trading price of the Debenture may be less than 95% of the average closing sales price of our Ordinary Shares multiplied by the number of shares into which such Debentures are convertible for that period ("parity value"); and at which time, we shall instruct State Street Bank and Trust Company to determine the trading price of the Debentures beginning on the next trading day on each successive trading day until the trading price is greater than or equal to 95% of the parity value of the Debentures. State Street Bank and Trust Company shall be entitled to select the appropriate method for determining the trading price of the Debentures and shall be entitled to all of the rights of the trustee set forth in the Indenture in connection with any such determination. Any such determination shall be conclusive absent manifest error. A conversion period will be the five trading days beginning 10 business days following the 10th consecutive trading day on which the average of the trading prices of a Debenture was less than 95% of the average closing sales price of our Ordinary Shares multiplied by the number of shares into which such Debenture is convertible for that period.

Conversion Upon Notice of Redemption

     A holder may surrender for conversion any of the Debentures called for redemption at any time prior to the close of business one business day prior to the redemption date, even if it is not otherwise convertible at such time. If a holder has already delivered a purchase notice or a change in control purchase notice with respect to a Debenture, however, the holder may not surrender that Debenture for conversion until the holder has withdrawn the notice in accordance with the Indenture.

Conversion Upon Credit Rating Event

     A holder may surrender any of its Debentures for conversion during any period in which the credit rating assigned to the Debentures by Standard & Poor's is below BBB+, if the credit rating assigned to the Debentures is suspended or withdrawn by such rating agency or if such rating agency is not rating the Debentures.

Conversion Upon Specified Corporate Transactions

     Even if the market price condition described above has not occurred, if we elect to:

     o distribute to all holders of our Ordinary Shares certain rights entitling them to purchase, for a period expiring within 60 days, Ordinary Shares at less than the quoted price at the time or

     o distribute to all holders of our Ordinary Shares our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 12.5% of the closing price of Ordinary Shares on the day preceding the declaration date for such distribution, we must notify the holders of Debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Debentures for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our Ordinary Shares would be converted into cash, securities or other property, a holder may surrender Debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our Ordinary Shares are converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Debenture into Ordinary Shares will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its Debentures immediately prior to the transaction. If the transaction also constitutes a "Change in Control," as defined below, the holder can require us to purchase all or a portion of its Debentures as described under " -- Change in Control."

     The initial conversion rate is 5.9467 Ordinary Shares for each $1,000 principal amount at maturity of Debentures. This is equivalent to an initial conversion price of $99.81 per Ordinary Share based on the issue price of the Debentures. You will not receive any cash payment representing accrued interest upon conversion of a Debenture. Instead, upon conversion we will deliver to the holders a fixed number of Ordinary Shares and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the closing price of our Ordinary Shares on the trading day immediately prior to the conversion date. Delivery of Ordinary Shares will be deemed to satisfy our obligation to pay the principal amount of the Debentures, including any accrued interest. Accrued interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion ratio to account for the accrued interest.

     If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the Debentures are in certificated form, with the certificated security, to the conversion agent, which is State Street Bank and Trust Company who will, on your behalf, convert the Debentures into Ordinary Shares. You may obtain copies of the required form of the conversion notice from the conversion agent.

     Upon a conversion, based on our treatment of the Debentures for United States federal income tax purposes, as discussed above, a holder would be required to recognize ordinary income upon a conversion of a Debenture into our Ordinary Shares equal to the excess, if any, between the value of the stock received on the conversion and the sum of the original purchase price of the holder's Debenture and any accrued but unpaid interest. For a more detailed discussion, see "Certain Cayman Islands and United States Federal Income Tax Consequences."

     The conversion rate will be subject to adjustment upon the following events:

     o the payment of dividends and other distributions to all holders of our Ordinary Shares payable exclusively in our Ordinary Shares on our Ordinary Shares;

     o the issuance to all holders of our Ordinary Shares of rights or warrants that allow the holders to purchase Ordinary Shares at less than the current market price; provided that no adjustment will be made if holders of the Debentures may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate or in some other cases;

     o    subdivisions or combinations of our Ordinary Shares;

     o the payment of dividends and other distributions to all holders of our Ordinary Shares consisting of our debt, securities or assets or certain rights to purchase our securities, except for those rights or warrants referred to in the second bullet clause above and dividends and other distributions paid exclusively in cash, provided that no adjustment will be made if all holders of the Debenture may participate in the transactions;

     o the payment to holders of our Ordinary Shares in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our Ordinary Shares to the extent that the offer involves aggregate consideration that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our Ordinary Shares consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our Ordinary Shares on the expiration date of the tender offer; and

     o the distribution to all or substantially all stockholders of all-cash distributions in an aggregate amount that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our Ordinary Shares consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all other all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our Ordinary Shares on the business day immediately preceding the day on which we declare the distribution.

     There shall not be any adjustment to the conversion rate as a result of:

     o    the issuance of rights,

     o    the distribution of separate certificates representing rights,

     o the exercise or redemption of rights in accordance with any rights agreement, or

     o    the termination or invalidation of rights,

          in each case, pursuant to our Rights Plan dated as of September 1998 filed as an exhibit to our annual report which is incorporated herein by reference or any other rights plan of XL Capital.

     The applicable conversion price will not be adjusted:

     o upon the issuance of any Ordinary Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in Ordinary Shares under any plan;

     o upon the issuance of any Ordinary Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries; or

     o upon the issuance of any Ordinary Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Debentures were first issued.

     We may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the applicable conversion price will not be subject to adjustment in the case of the issuance of any Ordinary Shares, or securities convertible into or exchangeable for Ordinary Shares.

     If a holder submits its Debenture for conversion after we have elected to exercise our option to pay cash interest instead of accruing interest if we are required to make a cash payment pursuant to an upward interest adjustment, between a record date and the opening of business on the next interest payment date (except for Debentures or portions of Debentures called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), such holder must pay funds equal to the interest payable on the converted principal amount.

Repurchase Rights

     Holders have the right to require us to repurchase the Debentures on May 23, 2002, May 23, 2004, May 23, 2006, May 23, 2008, May 23, 2011 and May 23,
2016, each a repurchase date. We will be required to repurchase any outstanding Debentures for which you deliver a written repurchase notice to the paying agent, which is State Street Bank and Trust Company. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related Debentures. Our repurchase obligation will be subject to some additional conditions.

     The repurchase price payable will be equal to the Accreted Value plus accrued and unpaid cash interest, if any, on such repurchase date. The repurchase prices of a Debenture (assuming that an upward interest adjustment does not occur) as of each of the repurchase dates will be:

     o    $609.25 per Debenture on May 23, 2002

     o    $641.88 per Debenture on May 23, 2004

     o    $676.24 per Debenture on May 23, 2006

     o    $712.45 per Debenture on May 23, 2008

     o    $770.43 per Debenture on May 23, 2011

     o    $877.74 per Debenture on May 23, 2016

     We may choose to pay the repurchase price in cash or Ordinary Shares or a combination of cash and Ordinary Shares. For a discussion of the tax treatment of a holder receiving cash, Ordinary Shares or any combination thereof, see "Certain Cayman Islands and United States Federal Income Tax Consequences."

     If we choose to pay the repurchase price in whole or in part in Ordinary Shares or a combination of cash and Ordinary Shares, we will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law (i.e., if no notice is given, we will pay the repurchase price with cash), stating, among other things:

     o whether we will pay the repurchase price of the Debentures in cash, in Ordinary Shares, or any combination thereof, specifying the percentages of each;

     o if we elect to pay with Ordinary Shares, the method of calculating the price of our Ordinary Shares; and

     o the procedures that holders must follow to require us to repurchase their Debentures.

     If we pay with Ordinary Shares, they will be valued at 100% of the average closing sales prices of our Ordinary Shares for the five trading days ending on the third trading day prior to the repurchase date.

     Simultaneously with such notice of repurchase, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

     A holder's notice electing to require us to repurchase such holder's Debentures must state:

     o if certificated Debentures have been issued, the Debentures certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

     o the portion of the principal amount of Debentures to be repurchased, in multiples of $1,000;

     o that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures; and

     o in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in Ordinary Shares, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in Ordinary Shares is not satisfied prior to the close of business on the last day prior to the repurchase date, as described below, whether the holder elects:

          (1) to withdraw the repurchase notice as to some or all of the Debentures to which it relates,

     or

          (2) to receive cash in respect of the entire repurchase price for all Debentures or portions of Debentures subject to the repurchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all Debentures subject to the repurchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of our Ordinary Shares, see "Certain Cayman Islands and United States Federal Income Tax Consequences."

     You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the last day prior to the repurchase date. The notice of withdrawal must state:

     o    the principal amount of the withdrawn Debentures;

     o if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

     o the principal amount, if any, which remains subject to the repurchase notice.

     If we elect to pay the repurchase price, in whole or in part, in Ordinary Shares, the number of Ordinary Shares to be delivered by us will be equal to the portion of the repurchase price to be paid in Ordinary Shares divided by the market price of one of our Ordinary Shares as determined by us in our repurchase notice. We will pay cash based on the market price for all fractional shares.

     The "market price" means the average of the sale prices of our Ordinary Shares for the five trading day period ending on the third business day prior to the applicable repurchase date (if the third business day prior to the applicable repurchase date is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the five-trading day period and ending on the repurchase date, of some events that would result in an adjustment of the conversion rate with respect to our Ordinary Shares.

     The "sale price" of our Ordinary Shares on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our Ordinary Shares are traded or, if our Ordinary Shares are not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq system.

     Because the market price of our Ordinary Shares is determined prior to the applicable repurchase date, holders of Debentures bear the market risk with respect to the value of our Ordinary Shares to be received from the date the market price is determined to the repurchase date. We may pay the repurchase price or any portion of the repurchase price in Ordinary Shares only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of Ordinary Shares to be paid upon redemption of the Debentures, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

     A holder must either effect book-entry transfer or deliver the Debentures, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. A holder will receive payment on the repurchase date or the time of book-entry transfer or the delivery of the Debentures. If the paying agent holds money or securities sufficient to pay the repurchase price of the Debentures on the business day following the repurchase date, then:

     o    the Debentures will cease to be outstanding;

     o interest, including any interest payable pursuant to an interest adjustment (including any cash interest) will cease to accrue; and

     o    all other rights of the holder will terminate.

     This will be the case whether or not book-entry transfer of the Debentures is made or whether or not the Debenture is delivered to the paying agent.

     We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may be applicable at the time. We will file Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures at your option.

Ranking

     The Debentures are our unsecured and unsubordinated obligations and rank equal with all of our existing and future unsecured and unsubordinated indebtedness.

     We currently conduct substantially all our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including cash payments on the Debentures. In addition, holders of the Debentures will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. As of March 31, 2001, our subsidiaries had approximately $500.0 million of indebtedness, without giving effect to the anticipated use of proceeds, to which the Debentures would have been structurally subordinated.

Change in Control

     If a Change in Control as defined below occurs, a holder of Debentures will have the right, at its option, to require us to repurchase all of its Debentures not previously called for redemption, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to the Accreted Value plus accrued and unpaid cash interest, if any, on the repurchase date.

     At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in Ordinary Shares valued at 95% of the average of the closing sales prices of our Ordinary Shares for five trading days immediately preceding the third trading day prior to the repurchase date. We may only pay the repurchase price in our Ordinary Shares if we satisfy the conditions provided in the Indenture.

     Within 30 days after the occurrence of a Change in Control, we are obligated to give to the holders of the Debentures notice of the Change in Control and of the repurchase right arising as a result of the Change in Control. We must also deliver a copy of this notice to the Trustee. To exercise the repurchase right, a holder of the Debentures must deliver on or before the 30th day after the date of our notice irrevocable written notice to the Trustee of the holder's exercise of its repurchase right, together with the Debentures with respect to which the right is being exercised. We are required to repurchase the Debentures on the date that is 45 days after the date of our notice.

     A Change in Control will be deemed to have occurred at the time after the Debentures are originally issued that any of the following occurs:

          (1) any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a pur-chase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans and other than any transaction contemplated by the second bullet point of clause (2) below; or

          (2) we merge or consolidate with or into any other person (other than a subsidiary), any merger of another person (other than a subsidiary) into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person (other than a subsidiary), other than any transaction:

          o that does not result in a reclassification, conversion, exchange or cancellation of outstanding Ordinary Shares (other than the cancellation of any of our outstanding Ordinary Shares held by the person with whom we merge or consolidate), or

          o pursuant to which the holders of our Ordinary Shares immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, or

          o which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our Ordinary Shares solely into shares of common stock of the surviving entity.

     However, a Change in Control will not be deemed to have occurred if either:

          (A) the closing price per Ordinary Share for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of Change in Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the Debentures in effect on each of those trading days or

          (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Change in Control under clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the Debentures become convertible into such shares of common stock.

     For purposes of these provisions:

          o the conversion price is equal to $1,000 divided by the conversion rate;

          o whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

          o "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of Debentures. We will comply with this rule to the extent it applies at that time.

     The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our and our subsidiaries' assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of Debentures to require us to repurchase its Debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our and our subsidiaries' assets may be uncertain.

     The foregoing provisions would not necessarily provide the holders of Debentures with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

     We have, and may in the future incur, other indebtedness with similar change in control provisions permitting its holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the Debentures when required following a Change in Control, we will be in default under the Indenture whether or not repurchase is permitted by the related subordination provisions.

Merger and Sales of Assets by XL Capital

     We may not (1) consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, (2) permit any person to consolidate with or merge into us or (3) permit any person to convey, transfer, sell or lease that person's properties and assets substantially as an entirety to us unless:

     o in the case of (1) and (2) above, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the Debentures and the performance of our other covenants under the Indenture, and

     o in all cases, immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

Events of Default

     The following are events of default with respect to the Debentures:

     o default for 30 days in payment of any interest installment due and payable on the Debentures (after any upward interest adjustment);

     o default in payment of principal of the Debentures and accrued interest (including any interest payable pursuant to any upward interest adjustment) at maturity, upon redemption, repurchase or following a Change in Control, when the same becomes due and payable;

     o default by us under any instrument or instruments under which there is or may be secured or evidenced any of our indebtedness (other than the Debentures) having an outstanding principal amount of $100,000,000 (or its equivalent in any other currency or currencies) or more, individually or in the aggregate, that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded within 30 days;

     o default in the payment of the principal or premium, if any, of any bond, debenture, note or other evidence of our indebtedness, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us for money borrowed, which default for payment of principal or premium, if any, is in an aggregate principal amount exceeding $100,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto;

     o default in our performance of any other covenants or agreements in respect of the Debentures contained in the Indenture or the Debentures for 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding; and

     o    certain events of bankruptcy, insolvency and reorganization of XL
          Capital.

     The Indenture requires that we file annually with the Trustee a certificate describing any Default by us in the performance of any conditions or covenants that has occurred under the Indenture and its status. We must give the Trustee written notice within 30 days of any default under the Indenture that could mature into an Event of Default described in the fourth or fifth clause above.

     The Indenture provides that if an Event of Default occurs and is continuing with respect to the Debentures, either the Trustee or the registered holders of at least 25% in aggregate principal amount of the Debentures, may declare the Accreted Value plus accrued and unpaid cash interest, if any, on the Debentures to be due and payable immediately. If an Event of Default relating to some events or bankruptcy, insolvency or reorganization occurs, the issue price plus accrued interest on the Debentures will become immediately due and payable without any action on the part of the Trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all Events of Default with respect to the Debentures have been cured (other than the nonpayment of principal of the Debentures which has become due solely by reason of the declaration of acceleration) then the declaration of acceleration shall be automatically annulled and rescinded.

     A holder of Debentures may pursue any remedy under the Indenture only if:

     o the holder gives the Trustee written notice of a continuing event of default for the Debentures;

     o the holders of at least 25% in principal amount of the outstanding Debentures make a written request to the Trustee to pursue the remedy;

     o the holder offers to the Trustee indemnity reasonably satisfactory to the Trustee;

     o the Trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

     o during that 60-day period, the holders of a majority in principal amount of the Debentures do not give the Trustee a direction inconsistent with the request.

     This provision does not, however, affect the right of a holder of Debentures to sue for enforcement of payment of the principal of or interest, including liquidated damages, on the holder's Debenture on or after the respective due dates expressed in its Debenture or the holder's right to convert its Debenture in accordance with the Indenture.

     The Trustee is entitled under the Indenture, subject to the duty of the Trustee during a Default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the Indenture at the direction of the registered holders of the Debentures or which requires the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Indenture also provides that the registered holders of a majority in principal amount of the outstanding Debentures (or of all debt securities affected, voting as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any such direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the Trustee in personal liability.

     The Indenture provides that while the Trustee generally must mail notice of a default or Event of Default to the registered holders of the debt securities of any series issued under the Indenture within 90 days of occurrence, the Trustee may withhold notice of any Default or Event of Default (except in payment on the debt securities) if the Trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

Withholding Taxes

     All amounts payable (whether in respect of principal, interest or otherwise) in respect of the Debentures will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Cayman Islands or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, levies, assessments or governmental charges is required by law. In that event, we will pay, or cause to be paid, such additional amounts as may be necessary in order that the net amounts receivable by the holder after such withholding or deduction shall equal the respective amounts which would have been receivable by such holder in the absence of such withholding or deduction; except that no such additional amounts shall be payable in relation to any payment in respect of any of the Debentures:

     o to, or to a third party on behalf of, a person who is liable for such taxes, duties, levies, assessments or governmental charges in respect of such Debenture by reason of his having some connection with (including, without limitation, being a citizen of, being incorporated or engaged in a trade or business in, or having a residence or principal place of business or other presence in) the Cayman Islands other than (a) the mere holding of such Debenture or (b) the receipt of principal, interest or other amount in respect such Debenture; or

     o presented for payment more than 30 days after the Relevant Date (as defined below), except to the extent that the relevant holder would have been entitled to such additional amounts on presenting the same for payment on or before the expiry of such period of thirty days; or

     o on account of any inheritance, gift, estate, personal property, sales, or transfer or similar taxes duties, levies, assessments or similar governmental charges; or

     o on account of any taxes, duties, levies, assessments or governmental charges that are payable otherwise than by withholding from payments in respect of such Debenture.

     The "Relevant Date" means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Trustee on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the Debentures.

     If we become subject generally at any time to any taxing jurisdiction other than or in addition to the Cayman Islands, references in this section to the Cayman Islands shall be read and construed as references to such other jurisdiction(s) and/or to the Cayman Islands.

     In the event that any deduction or withholding on account of tax is required to be made, or is made, in connection with any European Union directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000, or any law implementing or complying with, or introduced in order to conform to, such directive, no additional amounts shall be payable or paid by XL Capital to any holder in respect of the Debentures.

     Any reference in this section to "principal" and/or "interest" in respect of the Debentures shall be deemed also to refer to any additional amounts which may be payable under this section. Unless the context otherwise requires, any reference in this section to "principal" shall include any premium payable in respect of a Debenture, any redemption amount and any other amounts in the nature of principal payable pursuant to this section and "interest" shall include all amounts payable pursuant to this section and any other amounts in the nature of interest payable pursuant to this section.

Modification and Waiver

     We may amend or supplement the Indenture if the holders of a majority in principal amount of the Debentures consent to it. Without the consent of the holder of each Debenture, however, no modification may:

     o reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver;

     o reduce the rate or accrual of interest or change the time for payment of interest on the Debentures;

     o reduce the calculation of the value of our Ordinary Shares to which reference is made in determining whether an interest adjustment will be made on the Debentures, or change the method by which this value is calculated;

     o reduce the issue price, the principal amount of the Debentures or change its final stated maturity;

     o reduce the redemption or repurchase price of the Debentures or change the time at which the Debentures may or must be redeemed or repurchased;

     o make payments on the Debentures payable in currency other than as originally stated in the Debentures;

     o impair the holder's right to institute suit for the enforcement of any payment on the Debentures;

     o make any change in the percentage of principal amount of Debentures necessary to waive compliance with some provisions of the Indenture or to make any change in this provision for modification;

     o waive a continuing default or event of default regarding any payment on the Debentures; or

     o adversely affect the conversion or repurchase provisions of the Debentures.

     We may amend or supplement the Indenture or waive any provision of it without the consent of any holders of Debentures in some circumstances, including:

     o    to cure any ambiguity, omission, defect or inconsistency;

     o to provide for the assumption of our obligations under the Indenture by a successor upon any merger, consolidation or asset transfer permitted under the Indenture;

     o to provide for uncertificated Debentures in addition to or in place of certificated Debentures or to provide for bearer Debentures;

     o    to provide any security for or guarantees of the Debentures;

     o to comply with any requirement to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939;

     o to add covenants that would benefit the holders of Debentures or to surrender any rights we have under the Indenture;

     o    to add events of default with respect to the Debentures; or

     o to make any change that does not adversely affect any outstanding Debentures of any series in any material respect.

     The holders of a majority in principal amount of the outstanding Debentures may waive any existing or past default or Event of Default. Those holders may not, however, waive any default or event of default in any payment on any Debenture or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Calculations in Respect of Debentures

     We are responsible for making all calculations called for under the Debentures, except for such calculations made by the Reset Rate Agent. These calculations include, but are not limited to, determinations of the market prices of the Debentures and of our Ordinary Shares, any accrued interest payable on the Debentures, the Accreted Value of the Debentures, and the Accreted Conversion Price of the Debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Debentures. We will provide a schedule of our calculations to the Trustee, and the Trustee is entitled to rely upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any holder of Debentures upon the request of that holder.

Governing Law

     The Indenture and the Debentures are governed by, and construed in accordance with, the laws of the State of New York.

Trustee

     State Street Bank and Trust Company is the Trustee, registrar, conversion agent and paying agent.

     If an Event of Default occurs and is continuing, the Trustee is required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any Debentures only after those holders have offered the Trustee indemnity reasonably satisfactory to it.

     If the Trustee becomes one of our creditors, it will be subject to limitations in the Indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

     We issued the Debentures in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the Debentures. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     Debentures are exchangeable for other Debentures, for the same Accreted Value and for the same terms but in different authorized denominations in accordance with the Indenture. Holders may present Debentures for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     We have appointed the Trustee as security registrar for the Debentures. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the Debentures.

     In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any Debentures either:

     o during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, or

     o if the Debentures have been called for redemption in whole or in part, except the unredeemed portion of any Debentures being redeemed in part.

Payment and Paying Agents

     Payments on the Debentures will be made in U.S. dollars at the office of the Trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global Debentures, by wire transfer. We will make any required interest payments to the person in whose name each Debenture is registered at the close of business on the record date for the interest payment.

     The Trustee has been designated as our paying agent for payments on the Debentures. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Debentures that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Notices

     Except as otherwise described herein, notice to registered holders of the Debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Debentures

     We will replace any Debentures that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the mutilated Debentures or evidence of the loss, theft or destruction satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed Debentures, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of the Debentures before a replacement note will be issued.

Payment of Stamp and Other Taxes

     We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Debentures. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Book-Entry System

     The Debentures are represented by one or more global securities (each a "Global Security"). Each Global Security has been deposited with, or on behalf of, DTC and has been registered in the name of a nominee of DTC. Except under circumstances described below, the Debentures will not be issued in definitive form.

     Ownership of beneficial interests in a Global Security is limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by that Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Debentures represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Debentures in definitive form, and will not be considered the owners or holders thereof under the Indenture. Principal and interest payments, if any, on the Debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither XL Capital, the Trustee, any paying agent or the registrar for the Debentures will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue the Debentures in definitive form in exchange for the entire Global Security for the Debentures. In addition, we may at any time and in our sole discretion determine not to have the Debentures represented by a Global Security and, in such event, will issue the Debentures in definitive form in exchange for the entire Global Security relating to the Debentures. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of the Debentures represented by the Global Security equal in principal amount to the beneficial interest and to have the Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

                         DESCRIPTION OF ORDINARY SHARES

     We are a Cayman Islands exempted liability company. Our authorized share capital is $9,990,000 divided into 999,990,000 Class A Ordinary Shares, par value $0.01. As of March 31, 2001, there were 125,172,419 Ordinary Shares outstanding.

     The following description of our Ordinary Shares is a summary. This summary is not complete and is subject to the complete text of our Memorandum of Association and our Articles of Association.

Voting

     The holders of our Ordinary Shares are entitled to one vote per share.

     Under the Cayman Islands Companies Law (2001 Revision) (the "Law") and our Memorandum and Articles of Association, some matters, such as altering the Memorandum or the Articles of Association, changing the name of a company, voluntarily winding up a company or removing a director, require approval of shareholders by a special resolution. A special resolution is a resolution:

     o passed by a majority of not less than two-thirds of such shareholders, as being entitled to do so, vote in person or by proxy at a general meeting or

     o approved in writing by all shareholders entitled to vote at a general meeting of the company.

     Our Articles of Association restrict the voting power of any shareholder to less than approximately 10% of total voting power.

Dividend Rights

     Subject to the Law and any rights and restrictions of any other class or series of shares, the Board of Directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our profit realized or unrealized or out of monies otherwise available for dividends in accordance with the Law. The Board of Directors may declare that any dividend be paid wholly or partly by the distribution of our shares and/or specific assets.

     Our declaration and payment of future dividends will be at the discretion of our Board of Directors and will depend upon many factors, including our earnings, financial condition, business needs, and the capital and surplus requirements of our operating subsidiaries and regulatory restrictions.

     As a holding company, our principal source of income is dividends or other statutorily permissible payments from our subsidiaries. The ability of our subsidiaries to pay such dividends is limited by the applicable laws and regulations of the Cayman Islands, the United States, and the United Kingdom, including the Society of Lloyd's.

Rights Upon Liquidation

     Upon our liquidation, after the payments to be made in accordance with the Law and the full amounts that holders of any issued shares ranking senior to the Ordinary Shares as to distribution on liquidation or winding up are entitled to receive have been paid or set aside for payment, the holders of the Ordinary Shares are entitled to receive, pro rata, any remaining assets available for distribution to the holders of Ordinary Shares. The liquidator may deduct from the amount payable in respect of those Ordinary Shares any liabilities the holder has to or with us. The assets received by the holders of Ordinary Shares in a liquidation may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.

Stock Plans

     Our executive stock plan, the "1991 Performance Incentive Program", provides for grants of non-qualified or incentive stock options, restricted stock awards and stock appreciation rights ("SARs"). The plan is administered by us and the Compensation Committee of the Board of Directors. Stock options may be granted with or without SARs. Grant prices are established at the fair market value of our common stock at the date of grant. Options and SARs have a life of 10 years and vest annually over three years from date of grant.

     Restricted stock awards issued under the 1991 Performance Incentive Program plan vest over a five year period from the date of grant. These shares contained certain restrictions, for said period, relating to, among other things, forfeiture in the event of termination of employment and transferability. As the shares are issued, deferred compensation equivalent to the difference between the issue price and the estimated fair market value on the date of the grant is charged to shareholders' equity and subsequently amortized over the five-year restriction period. Restricted stock issued under the plan totaled 77,472 shares, 113,100 shares and 147,836 shares in 2000, 1999 and 1998, respectively. Restricted stock awards granted by NAC Re Corp. prior to our merger with it amounted to 3,627 shares and 23,700 shares in 1999 and 1998, respectively. Vesting for such shares generally occurs over a six year period.

     We also have stock plans in place for our non-employee directors. The "Stock and Option Plan" issues non-qualified options to the directors, 4,000 shares, at the commencement of their directorship and 5,000 shares each year thereafter. All options vest immediately on the grant date. Effective April 11, 1997, all options granted to non-employee directors are granted under the 1991 Performance Incentive Program. Directors may also make an irrevocable election preceding the beginning of each fiscal year to defer cash compensation that would otherwise be payable as his or her annual retainer in increments of $5,000. The deferred payments are credited in the form of shares calculated by dividing 110% of the deferred payment by the market value of our stock at the beginning of the fiscal year. Each anniversary thereafter, 20% of these shares are distributed. Shares issued under the plan totaled 7,846, nil and 2,737 in 2000, 1999 and 1998, respectively.

     A second stock plan, intended to replace the directors' "Retirement Plan for Non-Employee Directors," provides for the issuance of share units equal to the amount that would have been credited to the Retirement Plan, divided by the market price our stock on January 1 of each year. These units receive dividends in the form of additional units equal to the cash value divided by the market price on the payment date. Share units totaling 13,237, 1,217 and 5,531 were issued in 2000, 1999 and 1998, respectively.

     Options generally have a five or six year vesting schedule, with the majority expiring 10 years from the date of grant; the remainder having no expiration. A stock plan is also maintained for non-employee directors. Options expire 10 years from the date of grant and are fully exercisable six months after their grant date.

     In 1999, we adopted our 1999 Performance Incentive Plan under which 1,250,000 options were available and issued to employees who were not directors or executive officers.

Share Rights Plan

     Rights to purchase Ordinary Shares (the "Rights") were distributed as a dividend at the rate of one Right for each Ordinary Share held of record as of the close of business on October 31, 1998. Each Right entitles holders of Ordinary Shares to buy one Ordinary Share at an exercise price of $350. The Rights would be exercisable, and would detach from the Ordinary Shares, only if a person or group were to acquire 20% or more of our outstanding Ordinary Shares, or were to announce a tender or exchange offer that, if consummated, would result in a person or group beneficially owning 20% or more of Ordinary Shares. Upon a person or group without prior approval of the Board acquiring 20% or more of Ordinary Shares, each Right would entitle the holder (other than such an acquiring person or group) to purchase Ordinary Shares (or, in certain circumstances, Ordinary Shares of the acquiring person) with a value of twice the Rights exercise price upon payment of the Rights exercise price. We will be entitled to redeem the Rights at $0.01 per Right at any time until the close of business on the tenth day after the Rights become exercisable. The Rights will expire at the close of business on September 30, 2008, and do not initially have a fair value. We have initially reserved 119,073,878 authorized Ordinary Shares for issue upon exercise of Rights.

Classified Board

     Our Board of Directors is divided into three classes that are elected for staggered three-year terms. A director may be removed by the shareholders without cause only by special resolution of the total voting power of our issued shares determined in accordance with our Articles of Association.

    CERTAIN CAYMAN ISLANDS AND UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Cayman Islands

     The Cayman Islands at present impose no taxes on income, profits, capital gains or appreciations of XL Capital. There are also currently no taxes imposed in the Cayman Islands on income, profits, capital gains or appreciations of the holders of the Debentures nor any taxes on the holders of the Debentures in the nature of estate duty or capital transfer tax. Further, as an exempted company, we have obtained an undertaking from the Cayman Islands Government authorities that, for a period of twenty years from the date of our incorporation, no law which is enacted in the Cayman Islands imposing any tax on profit, income, capital gains or appreciations will apply to us and that, for the same period of twenty years, no taxes on profit, income, capital gains or appreciations nor any tax in the nature of estate duty or inheritance tax will be payable on the Ordinary Shares, Debentures or other obligations of XL Capital.

United States

     This discussion describes the material United States federal income tax consequences to holders of the Debentures. It applies to you only if you acquire Debentures and you hold your Debentures as capital assets for United States federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     o    a dealer in securities or currencies,

     o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

     o    a bank,

     o    a life insurance company,

     o    a tax-exempt organization,

     o a person treated as a partnership for United States federal income tax purposes,

     o a person that owns Debentures that are a hedge or that are hedged against interest rate risks,

     o a person that owns Debentures as part of a straddle or conversion transaction for United States federal income tax purposes, or

     o a person whose functional currency for United States federal income tax purposes is not the U.S. dollar.

     The summary below does not address all of the tax consequences that may be relevant to a holder of the Debentures. In particular, it does not address:

     o the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the Debentures,

     o state, local or foreign tax consequences of the purchase, ownership or disposition of the Debentures, or

     o federal (except in respect of Non-U.S. Holders (as defined below)), state, local or foreign tax consequences of owning or disposing of our Ordinary Shares.

     Accordingly, you should consult your tax advisor regarding the tax consequences of purchasing, owning and disposing of the Debentures and our Ordinary Shares in light of your own circumstances.

     If a partnership holds the Debentures, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Debentures, you should consult your tax advisors.

     This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     No statutory, administrative or judicial authority directly addresses the treatment of the Debentures or instruments similar to the Debentures for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

     We urge prospective investors to consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Debentures and our Ordinary Shares in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the Debentures

     Pursuant to the terms of the Indenture, each holder of the Debentures agreed, for United States federal income tax purposes, to treat the Debentures as indebtedness for United States federal income tax purposes subject to the regulations governing contingent payment debt instruments and to be bound by our application of those regulations to the Debentures, including our determination of the rate at which interest will be deemed to accrue on the Debentures for United States federal income tax purposes. The remainder of this discussion assumes that the Debentures will be treated in accordance with that agreement and our determinations. However, the proper application of the regulations governing contingent payment debt instruments to a holder of a Debenture is uncertain in a number of respects, and no assurance can be given that the IRS will not assert that the Debentures should be treated differently or that such an assertion would not prevail. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Debentures. In particular, it might be determined that a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of its Debentures.

U.S. Holders

     This discussion applies to U.S. Holders.

     You are a U.S. holder if you are a beneficial owner of a Debenture and you are, for United States federal income tax purposes:

     o    a citizen or resident of the United States,

     o    a domestic corporation,

     o an estate whose income is subject to United States federal income tax regardless of its source, or

     o a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     You are a non-U.S. Holder, and should see "Treatment of Non-U.S. Holders" below, if you are a beneficial owner of a Debenture and you are, for United States federal income tax purposes:

     o    a nonresident alien individual,

     o    a foreign corporation, or

     o a foreign estate or trust that is not subject to United States federal income taxation on its worldwide income.

     Under the rules governing contingent payment debt obligations, a U.S. Holder generally will be required to accrue interest income on the Debentures, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders would likely be required to include interest in taxable income in each year in excess of the accruals on the Debentures for non-tax purposes and in excess of any contingent interest payments actually received in that year.

     A U.S. Holder must accrue an amount of original issue discount as ordinary income for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the Debentures that equals:

     o the product of (i) the adjusted issue price (as defined below) of the Debentures as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the Debentures, adjusted for the length of the accrual period;

     o    divided by the number of days in the accrual period; and

     o multiplied by the number of days during the accrual period that the U.S. Holder held the Debentures.

     The issue price of a Debenture is the first price at which a substantial amount of the Debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments with respect to the Debentures.

     Under the rules governing contingent payment debt obligations, we are required to establish the "comparable yield" for the Debentures. We have determined that the comparable yield for the Debentures is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the Debentures including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for liquidity or the riskiness of the contingencies with respect to the Debentures. Accordingly, we have determined the comparable yield to be 7.64% compounded semi-annually.

     We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the Debentures. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the Debentures includes estimates for payments of contin-gent interest and an estimate for a payment at maturity taking into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to XL Capital at the address set forth in "Incorporation of Documents by Reference."

         THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO U.S. HOLDERS OF THE DEBENTURES.

Adjustments to Interest Accruals on the Debentures

     If a U.S. Holder receives actual payments with respect to the Debentures in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder would incur a "net positive adjustment" equal to the amount of such excess. The U.S. Holder would treat the "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

     If a U.S. Holder receives actual payments with respect to the Debentures in a taxable year that in the aggregate are less than the amount of the projected payments for that taxable year, the U.S. Holder would incur a "net negative adjustment" equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the Debentures for that taxable year, and
(b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the Debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

Sale, Exchange, Conversion or Redemption

     Generally, the sale or exchange of a Debenture, or the redemption of a Debenture for cash, will result in taxable gain or loss to a U.S. Holder. In addition, as described above, our calculation of the comparable yield and the schedule of projected payments for the Debentures includes the receipt of stock upon conversion of a Debenture into our Ordinary Shares as a contingent payment with respect to the Debentures. Accordingly, we intend to treat the receipt of our Ordinary Shares by a U.S. Holder upon the conversion of a Debenture, or upon the redemption of a Debenture where we elect to pay in Ordinary Shares, as a contingent payment. As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a sale or exchange, or such a conversion or redemption, also will result in taxable gain or loss to the U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will equal the difference between:

     o the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any Ordinary Shares received, and

     o the U.S. Holder's adjusted tax basis in the Debentures. A U.S. Holder's adjusted tax basis in a Debenture generally will equal the U.S. Holder's original purchase price for the Debentures, increased by any original issue discount previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals described above), and decreased by the amount of any projected payments on the Debentures. Gain recognized upon a sale, exchange, conversion or redemption of a Debenture generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the Debenture is held for more than one year). The deductibility of net capital losses is subject to limitations.

     A U.S. Holder's tax basis in our Ordinary Shares received upon a conversion of a Debenture or upon a holder's exercise of a put right that we elect to pay in Ordinary Shares will equal the then current fair market value of such Ordinary Shares. The U.S. Holder's holding period for the Ordinary Shares received will commence on the day after the date of conversion or redemption.

Constructive Dividends

     If at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the Debentures, the exchange rate of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the Debentures.

     For example, an increase in the exchange rate in the event of distribution of our evidence of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the Debentures, but generally an increase in the event of share dividends or the distribution of rights to subscribe for our Ordinary Shares will not.

Treatment of Non-U.S. Holders

     Payments on the Debentures or the Ordinary Shares to a non-U.S. Holder, or gain realized on the sale, exchange or redemption of the Debentures or the Ordinary Shares by a non-U.S. Holder, will not be subject to U.S. federal income or withholding tax, as the case may be, unless such income is effectively connected with a trade or business conducted by such non-U.S. Holder in the United States, or, in the case of gain, such non-U.S. Holder is a nonresident alien individual who holds the Debentures or Ordinary Shares, as the case may be, as a capital asset and who is present in the United States more than 182 days in the taxable year of the sale and certain other conditions are met.

     U.S. trade or business income of a non-U.S. Holder will generally be subject to regular United States federal income tax in the same manner as if it were realized by a U.S. Holder. Non-U.S. Holders that realize U.S. trade or business income with respect of the Debentures or Ordinary Shares should consult their tax advisors as to the treatment of such income or gain.

Back-up Withholding and Information Reporting

U.S. Holders

     Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the Debentures or Ordinary Shares may be subject to information reporting and United States federal backup withholding tax at the rate of 31% if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is furnished to the IRS.

Non-U.S. Holders

     A non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax and information reporting requirements.

Proposed European Union Tax Directive

     The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by an issuer or its paying agent within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments. Accordingly, it is possible that payments on the Debentures may be subject to withholding tax under this directive. In such event, XL Capital would not make any additional payments to Holders to compensate them for the amounts so withheld.

     THE PROPER TAX TREATMENT OF A HOLDER OF DEBENTURES IS HIGHLY UNCERTAIN IN A NUMBER OF RESPECTS. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE DEBENTURES AND WHETHER AN INVESTMENT IN THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE HOLDER'S PARTICULAR TAX SITUATION.

                             SELLING SECURITYHOLDERS

     The Debentures were originally issued by us and sold by Goldman, Sachs & Co., Deutsche Banc Alex. Brown Inc. and Dresdner Kleinwort Wasserstein LLC (the "Initial Purchasers") in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the Debentures listed below and our Ordinary Shares issued upon conversion of such Debentures. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

     The table below sets forth the name of each selling securityholder, the principal amount at maturity of Debentures, as of August 3, 2001, that each selling securityholder may offer pursuant to this prospectus and the number of our Ordinary Shares into which such Debentures are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

     We have prepared the table below based on information given to us by the selling securityholders on or prior to August 3, 2001. However, any or all of the Debentures or our Ordinary Shares listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of Debentures or our Ordinary Shares that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Debentures since the date as of which the information in the table is presented.

     Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements. From time to time, additional information concerning ownership of the Debentures and our Ordinary Shares may rest with certain holders thereof not named in the table below and of whom we are unaware.

                                           Aggregate Principal    Percentage      Number of Our       Percentage of
                                           Amount at Maturity         of         Ordinary Shares      Our Ordinary
                                           of Debentures That     Debentures     That May be Sold        Shares
                  Name                         May be Sold        Outstanding          (1)           Outstanding (2)
------------------------------------       -------------------    -----------    ----------------    ---------------

Tribeca Investments, L.L.C.........             20,000,000              2.0              118,934           *

Continental Casualty Company.......              4,300,000              *                 25,571           *

J.P. Morgan Securities                          14,500,000              1.4               86,228           *
   Inc................

RAM Trading Ltd....................              5,000,000              *                 29,734           *

SAM Investments LDC................             50,000,000              5.0              297,335           *

Royal Bank of Canada...............              9,000,000              *                 53,520           *

Lord Abbett Bond Debenture Fund,
   Inc.............................             12,500,000              1.2               74,334           *



                                      -46-

                                           Aggregate Principal    Percentage      Number of Our       Percentage of
                                           Amount at Maturity         of         Ordinary Shares      Our Ordinary
                                           of Debentures That     Debentures     That May be Sold        Shares
                  Name                         May be Sold        Outstanding          (1)           Outstanding (2)
-------------------------------------      -------------------    -----------    ----------------    ---------------

CFFX, LLC..........................             11,000,000              1.1               65,414           *

Global Bermuda Limited Partnership.
                                                 3,000,000              *                 17,840           *

Lakeshore International Ltd........              7,000,000              *                 41,627           *

MedAmerica Insurance c/o Income
   Research & Management...........              2,900,000              *                 17,245           *

MedAmerica New York Insurance c/o
   Income Research & Management....
                                                 1,200,000              *                  7,136           *

Blue Cross Blue Shield of
   Rochester c/o Income Research &
   Management......................              4,400,000              *                 26,166           *

Van Kampen Harbor Fund.................         10,000,000              1.0                59,467          *

Putnam Convertible Income-
   Growth                                        9,110,000              *                  54,174          *
   Trust...................................

Putnam Variable Trust-
   Putnam VT Global Asset
   Allocation                                      320,000              *                   1,903          *
   Fund..............................

Putnam Convertible Opportunities and
   Income                                          320,000              *                   1,903          *
   Trust............................

Putnam Asset Allocation
   Funds-Balanced                                1,210,000              *                   7,196          *
   Portfolio................

Putnam Asset Allocation
   Funds-Conservative Portfolio.........           940,000              *                   5,590          *

Lincoln National Global Asset
   Allocation Fund,                                150,000              *                     892          *
   Inc..............................

Museum of Fine Arts, Boston.............            30,000              *                     178          *

Parker-Hannifin                                    250,000              *                   1,487          *
   Corporation..............



                                      -47-

                                           Aggregate Principal    Percentage      Number of Our       Percentage of
                                           Amount at Maturity         of         Ordinary Shares      Our Ordinary
                                           of Debentures That     Debentures     That May be Sold        Shares
                  Name                         May be Sold        Outstanding          (1)           Outstanding (2)
-------------------------------------      -------------------    -----------    ----------------    ---------------


Zola Partners,                                   1,000,000              *                                  *
   LP................................                                                       5,947

HSBC Ttee Zola Managed
   Trust.............................            1,100,000              *                   6,541          *

Lyxor Master                                       900,000              *                   5,352          *
   Fund.............................

JMG Triton Offshore Fund, LTD.......            15,000,000              1.5                89,201          *

Sage                                               200,000              *                   1,189          *
   Capital........................................

D.E. Shaw Investments,                           4,400,000              *                  26,166          *
   L.P...............

D.E. Shaw Valence,                              17,600,000              1.7               104,662          *
   L.P.....................

R2 Investments,                                  8,000,000              *                  47,574          *
   LDC..........................

Highbridge International LLC............        59,000,000              5.8               350,855          *

NCMIC Insurance                                    500,000              *                   2,973          *
   Co.........................

The Reciprocal of                                  575,000              *                   3,419          *
   America.................

Primex,                                            325,000              *                   1,933          *
   Ltd.........................................

OHIC Insurance                                     825,000              *                   4,906          *
   Co............................

Princeton Insurance                              3,000,000              *                  17,840          *
   Co.......................

Healthcare Underwriters
   Mutual Insurance                              1,400,000              *                   8,325          *
   Co.......................

Medical Liability Mutual
   Insurance                                    42,000,000              4.2               249,761          *
   Co...................................

Mag Mutual Insurance                               400,000              *                   2,379          *
   Co..................

Landesbank Schleswig-Holstein
   International                                30,000,000              3.0               178,401          *
   S.A................................

Purchase Associates,                               559,000              *                   3,324          *
   L.P....................

Commonfund Event Driven Company c/o IBT
   Fund Services (Cayman)....                       67,000              *                     398          *



                                      -48-

                                           Aggregate Principal    Percentage      Number of Our       Percentage of
                                           Amount at Maturity         of         Ordinary Shares      Our Ordinary
                                           of Debentures That     Debentures     That May be Sold        Shares
                  Name                         May be Sold        Outstanding          (1)           Outstanding (2)
-------------------------------------      -------------------    -----------    ----------------    ---------------


Levco Alternative Fund,                          2,114,000              *                  12,571          *
   Ltd...............

Continental Assurance Company Separate
   Account (E)......................               700,000              *                   4,163          *

Alta Partners Holdings,                          8,000,000              *                  47,574          *
   LDC..............

Aristeia International,                          3,600,000              *                  21,408          *
   Limited............

Aristeia Partners,                               1,400,000              *                   8,325          *
   L.P..........................
                                                20,000,000              2.0               118,934          *
OFIVM...............................

Citi JL, Ltd........................                88,000              *                     523          *


Credit Suisse Asset Management.......            3,000,000              *                  17,840          *

All other holders of Debentures or
   future transferees, pledgees,
   donees, assignees or successors
   of any such holders(3)(4).......            617,951,000            61.1             3,674,769          2.9

Total..............................          1,010,834,000            100.0             6,011,127          4.6

*    Less than one percent (1%).

(1) Assumes conversion of all of the holder's Debentures at a conversion rate of 5.9467 Ordinary Shares per $1,000 principal amount at maturity of the Debentures. This conversion rate is subject to adjustment, however, as described under "Description of the Debentures -- Conversion Rights." As a result, the number of our Ordinary Shares issuable upon conversion of the Debentures may increase or decrease in the future. Does not include our Ordinary Shares that may be issued by us upon purchase of the Debentures by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 125,172,419 Ordinary Shares outstanding as of March 31, 2001. In calculating this amount for each holder, we treated as outstanding the number of our Ordinary Shares issuable upon conversion of all of that holder's Debentures, but we did not assume conversion of any other holder's Debentures. Does not include our Ordinary Shares that may be issued by us upon purchase of the Debentures by us at the option of the holder.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of Debentures, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of Debentures, do not beneficially own any of our Ordinary

     Shares other than the Ordinary Shares issuable upon conversion of the Debentures at the initial conversion rate.

                              PLAN OF DISTRIBUTION

     We are registering the Debentures and our Ordinary Shares covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the Debentures and our Ordinary Shares covered by this prospectus.

     We will not receive any of the proceeds from the offering of the Debentures or our Ordinary Shares by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the Debentures and our Ordinary Shares beneficially owned by them and offered hereby from time to time:

     o    directly; or

     o through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the Debentures and our Ordinary Shares for whom they may act as agent.

     The Debentures and our Ordinary Shares may be sold from time to time in one or more transactions at:

     o    fixed prices, which may be changed;

     o    prevailing market prices at the time of sale;

     o    varying prices determined at the time of sale; or

     o    negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the Debentures or our Ordinary Shares offered by them hereby will be the purchase price of the Debentures or our Ordinary Shares less discounts and commissions, if any.

     The sales described in the preceding paragraph may be effected in transactions:

     o on any national securities exchange or quotation service on which the Debentures and our Ordinary Shares may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the Ordinary Shares;

     o    in the over-the-counter market;

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     o    through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the Debentures and our Ordinary Shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Debentures and our Ordinary Shares in the course of hedging their positions. The selling securityholders may also sell the Debentures and our Ordinary Shares short and deliver Debentures and our Ordinary Shares to close out short positions, or loan or pledge Debentures and our Ordinary Shares to broker-dealers that in turn may sell the Debentures and our Ordinary Shares.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriters, broker-dealer or agent regarding the sale of the Debentures and our Ordinary Shares by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the Debentures and our Ordinary Shares offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the Debentures and our Ordinary Shares by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     Our outstanding Ordinary Shares are listed for trading on the New York Stock Exchange.

     The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the Debentures or our Ordinary Shares may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the Debentures or our Ordinary Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

     The Debentures were issued and sold in May 2001 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. We have agreed to indemnify the initial purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us, the initial purchasers and each other selling securityholder, against specified liabilities arising under the Securities Act.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Debentures and the underlying Ordinary Shares by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Debentures and the underlying Ordinary Shares to engage in market-making activities with respect to the particular Debentures and the underlying Ordinary Shares being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the Debentures and the underlying Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Debentures and the underlying Ordinary Shares.

     We will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

     o the date when all Debentures and the underlying Ordinary Shares offered hereunder have been disposed of in accordance with the registration statement;

     o the expiration of the period referred to in Rule 144(k) of the Act with respect to all Debentures and the underlying Ordinary Shares held by persons that are not affiliates of XL Capital;

     o the date when there are no outstanding Debentures or underlying Ordinary Shares; or

     o two years from the date the registration statement is declared effective.

     Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may prohibit offers and sales of the Debentures and our Ordinary Shares pursuant to the registration statement to which this prospectus relates.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We are a Cayman Islands exempted limited company. We have consented in the Indenture to jurisdiction in the United States federal and state courts in The City of New York and to service of process in The City of New York in any legal suit, action or proceeding brought to enforce any rights under or with respect to the Indenture and the Debentures. Accordingly, any judgment against us in respect of the Indenture or the Debentures, including for civil liabilities under the United States federal securities laws, obtained in any United States federal or state court may have to be enforced in the courts of the Cayman Islands. Investors should not assume that the courts of the Cayman Islands would enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the United States federal securities laws or that such courts would enforce, in original actions, liabilities against us predicated solely upon such laws.

                                  LEGAL MATTERS

     Certain U.S. legal matters with respect to the Debentures are being passed upon for us by Cahill Gordon & Reindel, New York, New York. Certain legal matters with respect to the Ordinary Shares under the laws of the Cayman Islands are being passed upon for us by Hunter & Hunter, Grand Cayman, Cayman Islands.

                                     EXPERTS

     The consolidated financial statements of XL Capital and our subsidiaries as of December 31, 2000 and 1999 and for the three years ended December 31, 2000, incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report, which is incorporated herein by reference.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Debentures and Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the sale of Debentures and Ordinary Shares being registered (all amounts are estimated (on the assumption that all shares will be sold in a single transaction), except the SEC registration fee).

SEC registration fee.........................................    $     150,771
New York Stock Exchange listing fee for Ordinary Shares......            1,500
Printing and engraving expenses..............................
Legal fees and expenses......................................
Accounting fees and expenses.................................           50,565
Blue Sky fees and expenses...................................
Trustee and transfer agent fees..............................           40,094
Miscellaneous................................................
                                                                  ============
         Total...............................................    $
                                                                  ============

Item 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Article 109 of our Articles of Association, incorporated by reference to
Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001, contains provisions with respect to indemnification of our directors and officers. The general effect of these provisions is to provide for the indemnity by XL Capital Ltd ("XL Capital") of an officer, director, employee or agent of XL Capital for threatened, pending or completed actions, suits or proceedings (other than an action by or in the right of XL Capital) brought against such indemnified person by reason of the fact that such person was an officer, director, employee or agent of XL Capital, if such indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

     The Articles of Association also provide for the indemnification of such person against expenses actually and reasonably incurred in connection with suits brought by or in the right of XL Capital by reason of the fact that such indemnified person is an officer, director, employee or agent of XL Capital if such indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest; provided that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for willful neglect or default in the performance of his duty to us unless and only to the extent that the Grand Court of the Cayman Islands or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Grand Court or other such court shall deem proper.

     To the extent that such indemnified person shall be successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Our directors and officers are also provided with indemnification against certain liabilities pursuant to a directors and officers liability insurance policy.

Item 16.  EXHIBITS.

Exhibit
Number                     Description

3(a) Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001).

3(b) Articles of Association (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001).

3(c) Rights Agreement, dated as of September 11, 1998, between XL Capital Ltd and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 3.3 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001).

4(a) Indenture dated May 23, 2001 between XL Capital Ltd and State Street Bank and Trust Company, as trustee.

4(b) Form of zero coupon convertible debenture (included in Exhibit 4(a)).

4(c) Registration Rights Agreement dated May 23, 2001 between XL Capital Ltd and
     Goldman, Sachs & Co., Deutsche Banc Alex. Brown, and Dresdner Kleinwort Wasserstein L.L.C., as initial purchasers.

5(a) Opinion of Cahill Gordon & Reindel.

*5(b) Opinion of Hunter & Hunter.

12   Statement regarding Computation of Ratio of Earnings to Fixed Charges.

23(a) Consent of PricewaterhouseCoopers.

23(b) Consent of Ernst & Young.

23(c) Consent of Cahill Gordon & Reindel (included in Exhibit 5(a)).

*23(d) Consent of Hunter & Hunter (included in Exhibit 5(b)).

24   Powers of Attorney

25   Form T-1 Statement of Eligibility of Trustee under the Indenture.

99(a) Appointment of CT Corporation System as U.S. agent for Service of Process.


----------

*  To be filed by amendment.

Item 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the provisions described under Item 15 above, or otherwise, the undersigned have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the under-signed in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal and Country of Canada, on August 1, 2001.

                       XL CAPITAL LTD


                       By:      /s/  Paul S. Giordano
                                --------------------------------------
                                Name:      Paul S. Giordano
                                Title:     Executive Vice President, General
                                              Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                  Title                                             Date
---------                                  -----                                             ----

/s/  Brian M. O'Hara                       President, Chief Executive Officer and Director   August 1, 2001
---------------------------------          (Principal Executive Officer)
Name:  Brian M. O'Hara

/s/  Jerry de St. Paer                     Executive Vice President and Chief Financial      August 1, 2001
---------------------------------          Officer (Principal Financial Officer and
Name:  Jerry de St. Paer                   Principal Accounting Officer)


/s/  Michael P. Esposito, Jr.   *          Chairman and Director                             August 1, 2001
------------------------------------
Name:  Michael P. Esposito, Jr.

/s/  Ronald L. Bornhuetter  *              Director                                          August 1, 2001
---------------------------------
Name:  Ronald L. Bornhuetter

/s/  Michael A. Butt        *              Director                                          August 1, 2001
---------------------------------
Name:  Michael A. Butt

/s/ Robert Clements         *              Director                                          August 1, 2001
---------------------------------
Name:  Robert Clements

/s/  Sir Brian Corby        *              Director                                          August 1, 2001
---------------------------------
Name:  Sir Brian Corby

/s/  Robert R. Glauber      *              Director                                          August 1, 2001
---------------------------------
Name:  Robert R. Glauber

/s/  Paul Jeanbart          *              Director                                          August 1, 2001
---------------------------------
Name:  Paul Jeanbart

                                      II-5

/s/  John Loudon            *              Director                                          August 1, 2001
---------------------------------
Name:  John Loudon

/s/  Robert S. Parker       *              Director                                          August 1, 2001
---------------------------------
Name:  Robert S. Parker

/s/  Cyril Rance           *               Director                                          August 1, 2001
---------------------------------
Name:  Cyril Rance

/s/  Alan Z. Senter         *              Director                                          August 1, 2001
---------------------------------
Name:  Alan Z. Senter

/s/ John T. Thornton        *              Director                                          August 1, 2001
---------------------------------
Name:  John T. Thornton

/s/  Ellen E. Thrower       *              Director                                          August 1, 2001
---------------------------------
Name:  Ellen E. Thrower

/s/  John W. Weiser         *              Director                                          August 1, 2001
---------------------------------
Name:  John W. Weiser

*By:  /s/  Paul S. Giordano
      ---------------------------
           Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit
Number                            Description

3(a) Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001).

3(b) Articles of Association (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001).

3(c) Rights Agreement, dated as of September 11, 1998, between XL Capital Ltd and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 3.3 to our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 29, 2001).

4(a) Indenture dated May 23, 2001 between XL Capital Ltd and State Street Bank and Trust Company, as trustee.

4(b) Form of zero coupon convertible debenture (included in Exhibit 4(a)).

4(c) Registration Rights Agreement dated May 23, 2001 between XL Capital Ltd and
     Goldman, Sachs & Co., Deutsche Banc Alex. Brown, and Dresdner Kleinwort Wasserstein LLC, as initial purchasers.

5(a) Opinion of Cahill Gordon & Reindel.

*5(b) Opinion of Hunter & Hunter.

12   Statement regarding Computation of Ratio of Earnings to Fixed Charges.

23(a) Consent of PricewaterhouseCoopers.

23(b) Consent of Ernst & Young.

23(c) Consent of Cahill Gordon & Reindel (included in Exhibit 5(a)).

*23(d) Consent of Hunter & Hunter (included in Exhibit 5(b)).

24   Powers of Attorney

25   Form T-1 Statement of Eligibility of Trustee under the Indenture.

----------

*  To be filed by amendment.

Exhibit
Number                            Description


99(a) Appointment of CT Corporation System as U.S. agent for Service of Process.